Exhibit 10.1

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT CYMABAY TREATS AS PRIVATE OR CONFIDENTIAL.

DEVELOPMENT FINANCING AGREEMENT

by and between

CYMABAY THERAPEUTICS, INC.

and

ABW CYCLOPS SPV LP

Dated July 30, 2021

DEVELOPMENT FINANCING AGREEMENT

This Development Financing Agreement (“Agreement”), made effective as of July 30, 2021 (the “Effective Date”), is by and between CymaBay Therapeutics, Inc., a Delaware corporation (“CymaBay”), and ABW Cyclops SPV LP (“Abingworth”), a Delaware limited partnership (each, a “Party” and collectively, the “Parties”).

WHEREAS, Abingworth is in the business of facilitating, among other things, the development and approval of pharmaceutical products and desires to provide financing with respect to the design and conduct of certain clinical trials for the development of the Product (as defined below); and

WHEREAS, CymaBay has rights to the Product, is designing and conducting clinical trials of the Product, and would like to enter into an agreement with Abingworth to provide funding for the continued development of the Product.

NOW THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1

ARTICLE 1 DEFINITIONS

1.1 Defined Terms. Initially capitalized terms will have the meaning ascribed to such terms in this Agreement, including the following terms which will have the following respective meanings:

1.1.1 “1934 Act” means the Securities Exchange Act of 1934, as amended.

1.1.2 “AAA” means the American Arbitration Association.

1.1.3 “Abingworth” has the meaning ascribed to such term in the Preamble.

1.1.4 “Abingworth Indemnified Parties” has the meaning ascribed to such term in Section 11.1.2.

1.1.5 “Abingworth Investors” means any direct or indirect beneficial owners of Abingworth.

1.1.6 “Abingworth Remedy Expenses” means all of Abingworth’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) in connection with exercising its rights and remedies under Section 7.2 of this Agreement.

1.1.7 “Abingworth Security Interests” has the meaning ascribed to such term in Section 7.1.2.

1.1.8 “Act” means the Securities Act of 1933, as amended.

1.1.9 “Adverse Patent Impact” has the meaning ascribed to such term in Section 13.3.7.

1.1.10 “Affiliate” means, with respect to a Party, a business entity under common control with, or controlling or controlled by, such Party, with “control” meaning direct or indirect ownership of fifty percent (50%) or more of the voting interest in such other entity, and in the case of a partnership, control of the general partner.

1.1.11 “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.

1.1.12 “Appellate Rules” has the meaning ascribed to such term in Section 14.10.2.5.

1.1.13 “Applicable Law” means the applicable laws, statutes, rules, regulations, guidelines, or other requirements of any Governmental Authorities (including any Regulatory Authorities) that may be in effect from time to time in any country or regulatory jurisdiction. For clarity, Applicable Laws will include the FFDCA, the Anti-Corruption Laws, and all laws, regulations, and guidelines applicable to the Product Clinical Trials, including GCP, GLP, GMP and ICH guidelines.

1.1.14 “Approved CRO” has the meaning ascribed to such term in Section 2.5.1.

1.1.15 “Approved Vendor” has the meaning ascribed to such term in Section 2.5.2.

1.1.16 “Business Day” means a day that is not a Saturday, Sunday or a U.S. federal holiday. For the avoidance of doubt, with respect to any notice or other communication required to be given or delivered hereunder, limitations on the operations of commercial banks due to the outbreak of a contagious disease, epidemic or pandemic (including COVID-19), or any quarantine, shelter-in-place or similar or related directive, will not prevent a day that would otherwise be a Business Day hereunder from so being a Business Day.

1.1.17 “Calendar Quarter” means each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, that, the (a) the first Calendar Quarter will begin on the Effective Date and end on the last day of the Calendar Quarter in which the Effective Date falls, and (b) the final Calendar Quarter will end on the last day of the Term.

1.1.18 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, that, (a) the first Calendar Year will begin on the Effective Date and end on December 31 of the Calendar Year in which the Effective Date falls, and (b) the final Calendar Year will end on the last day of the Term.

1.1.19 “Cash Management Services” means treasury, depository, overdraft, cash pooling, netting, credit or debit card (including non-card electronic payables), credit card processing services, electronic funds transfer (including automated clearing house funds transfers), and other cash management arrangements.

1.1.20 “Cash Management Obligations” means obligations in respect of Cash Management Services.

1.1.21 “Change of Control” means, with respect to CymaBay, at any time prior to the date of the payment by CymaBay of the final Success Payment hereunder, (a) a merger, reorganization or consolidation with a Third Party which results in the voting securities of CymaBay outstanding immediately prior thereto ceasing to represent, or being converted into or exchanged for voting securities that do not represent, at least fifty percent (50%) of the combined voting power of the voting securities of the surviving entity or the parent corporation of the surviving entity immediately after such merger, reorganization or consolidation, (b) a transaction in which a Third Party becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of CymaBay, other than any such transaction in which the holders of the outstanding voting securities of CymaBay prior to such transaction own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities of such Third Party or the direct or indirect parent thereof immediately after such transaction; or (c) the sale or other transfer of all or substantially all of CymaBay’s business or assets relating to the Product.

1.1.22 “Claim” means any Third Party claim, demand, suit or cause of action.

1.1.23 “Clinical Hold” means, in the U.S., an order issued by FDA to the sponsor of a Clinical Trial to delay or suspend, in full or in part, an ongoing Clinical Trial, as set forth in 21 U.S.C. §312.42, or outside of the U.S., the foreign equivalent thereof issued by the applicable Regulatory Authority.

1.1.24 “Clinical Investigator” means the principal investigator and/or any sub-investigator at each Site.

1.1.25 “Clinical Trial” means a Phase 1 Clinical Trial, a Phase 2 Clinical Trial, a Phase 3 Clinical Trial, as may be conducted in combination, or any supplemental clinical trial (including a bridging study or a post-approval clinical study) required for the purpose of obtaining Regulatory Approval.

1.1.26 “Clinical Trial Activity” has the meaning ascribed to such term in Section 2.4.1.

1.1.27 “Clinical Trial Agreement” has the meaning ascribed to such term in Section 3.1.2.

1.1.28 “Clinical Trials Database” has the meaning ascribed to such term in Section 3.1.3.2.

1.1.29 “CMC” means chemistry, manufacturing and controls.

1.1.30 “CMC Information” means the CMC information intended or required for the submission of an IND or NDA.

1.1.31 “CMO” means contract manufacturing organization or contract development and manufacturing organization.

1.1.32 “Collateral” has the meaning ascribed to such term in Section 7.1.

1.1.33 “Commercialization,” “Commercializing” or “Commercialize” means the commercial manufacture, marketing, promotion, sale or distribution of a Product. For clarity, Commercialization excludes all activities associated with development and seeking Regulatory Approval for a Product.

1.1.34 “Commercially Reasonable Efforts” means [***].

1.1.35 “Communications Manager” has the meaning ascribed to such term in Section 5.1.5.

1.1.36 “Confidential Information” of a Party means all information and materials provided or disclosed (including in written form, electronic form or otherwise) by, or on behalf of, such Party or its Representatives to the other Party or its Representatives in connection with this Agreement, including, technical, scientific, regulatory and other information, results, knowledge, techniques, data, analyses, inventions, invention disclosures, plans, processes, methods, know-how, ideas, concepts, test data (including pharmacological, toxicological and clinical test data), analytical and quality control data, formulae, specifications, marketing, pricing, distribution, cost, sales, and manufacturing data and descriptions. In addition, the terms and conditions of this Agreement will be deemed to be Confidential Information of both Abingworth and CymaBay.

1.1.37 “Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement dated August 5, 2020 between Abingworth LLP and CymaBay Therapeutics, Inc. amended on November 4, 2020.

1.1.38 “Contingent Obligation” means, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, letter of credit or other debt obligation of another Person, in each case, directly or indirectly guaranteed, endorsed or co-made by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

1.1.39 “Control” or “Controlled” means (a) with respect to Intellectual Property, a Party’s ability to grant applicable licenses, sublicenses or other rights thereunder and (b) with respect to materials and documents, a Party’s ability to provide, or provide access to, such materials or documents, each without violating any contractual obligations to a Third Party. For clarity, if a Party only can grant a license or sublicense or provide rights or access of limited scope, for a specific purpose or under certain conditions due to an encumbrance, “Control” or “Controlled” will be construed to so limit such license, sublicense, provision of rights or access.

1.1.40 “Copyrights” means, collectively, all works of authorship, mask works and any and all other registered and unregistered copyrights and copyrightable works, and all applications, registrations, extensions, and renewals thereof.

1.1.41 “CRO” means contract research organization.

1.1.42 “CSR” means, with respect to a Product Clinical Trial, a clinical study report, or other equivalent document or series of materials, constituting a summary report of the clinical and medical data resulting from such Clinical Trial and prepared for incorporation into submissions seeking Regulatory Approval for the Product, and includes all statistical analyses of such data per the statistical analysis plan.

1.1.43 “CymaBay” has the meaning ascribed to such term in the Preamble.

1.1.44 “CymaBay Indemnified Parties” has the meaning ascribed to such term in Section 11.1.1.

1.1.45 “CymaBay Intellectual Property” means all Intellectual Property owned or Controlled by CymaBay or its Affiliates that is necessary or useful for the Development, manufacture, use, Commercialization, import, or export of the Product, including Trial Inventions.

1.1.46 “CymaBay Obligations” means all indebtedness, liabilities and other obligations of CymaBay to Abingworth under or in connection with this Agreement and other documents executed in connection herewith, including all amounts payable to Abingworth pursuant to Article 6 hereof and any and all damages resulting from breach of this Agreement by CymaBay, all interest accrued thereon, all fees and all other amounts payable by CymaBay to Abingworth thereunder or in connection therewith, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including interest that accrues after the commencement by or against CymaBay of any bankruptcy or insolvency proceeding.

1.1.47 “CymaBay’s Development Program” means a CMC, clinical and regulatory development program to be undertaken by CymaBay to develop the Product for the Indication, carry out Clinical Trials therefor, and seek Regulatory Approval for the Product for the Indication.

1.1.48 “Data Room” means that certain electronic data room established by CymaBay via Box and to which Abingworth and its advisors were granted access prior to the Effective Date.

1.1.49 “Deposit Account Control Agreement” has the meaning ascribed to such term in Section 7.4.1(a).

1.1.50 “Develop,” “Developing,” “Developed” or “Development” means all clinical research and development activities conducted after filing an IND, including toxicology, pharmacology test method development and stability testing, process development, formulation development, quality assurance and quality control development, statistical analysis, conducting Clinical Trials, regulatory affairs, and obtaining and maintaining Regulatory Approval.

1.1.51 “Development Costs” means (i) all internal and external costs incurred or paid by CymaBay in connection with CymaBay’s Development Program, (ii) costs relating to and in connection with the Other Trials, and (iii) costs relating to Commercializing the Product.

1.1.52 “Development Costs Account” means a segregated deposit account with Silicon Valley Bank, subject to a deposit account control agreement between Silicon Valley Bank, CymaBay and Abingworth in the form attached hereto as Exhibit G (the “Deposit Account Control Agreement”), and any successor segregated deposit account established in accordance with Section 7.3.

1.1.53 “Development Plan” means a written plan for CymaBay’s Development Program, the initial version of which is attached hereto as Exhibit D, and which will be subject to amendment from time to time during the Development Term.

1.1.54 “Development Term” means the period commencing on the Effective Date and ending on the earlier of (a) the receipt of Regulatory Approval in the United States, and (b) the date on which all efforts in pursuit of Regulatory Approval of the Product have been concluded or terminated.

1.1.55 “Disclosing Party” has the meaning ascribed to such term in Section 9.1.

1.1.56 “Dispose” has the meaning ascribed to such term in Section 7.3.4. “Disposition” shall have a corollary meaning.

1.1.57 “Dispute” has the meaning ascribed to such term in Section 14.10.

1.1.58 “Effective Date” has the meaning ascribed to such term in the Preamble.

1.1.59 “Eligible Foreign Subsidiary” means any foreign Subsidiary whose pledge of shares could not result in a material adverse tax consequence to CymaBay.

1.1.60 “EMA” means the European Medicines Agency and any successor agency thereto in the EU having substantially the same function.

1.1.61 “ERC” has the meaning ascribed to such term in Section 5.1.1.

1.1.62 “ERC Chairperson” has the meaning ascribed to such term in Section 5.1.2.

1.1.63 “ERC Representative(s)” has the meaning ascribed to such term in Section 5.1.1.

1.1.64 “EU” means the European Union or any successor union of European states thereto having a substantially similar function. For purposes of this Agreement, EU shall include the United Kingdom, unless the context otherwise requires.

1.1.65 “Event of Default” means, the failure by CymaBay to make any payment to Abingworth under this Agreement when due, which failure shall continue for more than thirty (30) days following written notice from Abingworth, or commencement by or against CymaBay of any bankruptcy or insolvency proceeding.

1.1.66 “Excluded Account” means (a) escrow accounts and trust accounts; (b) payroll accounts; (c) accounts used for payroll taxes and/or withheld income taxes; (d) accounts used for employee wage and benefit payments; (e) accounts pledged to secure performance (including to secure letters of credit and bank guarantees) to the extent constituting Permitted Liens; (f) custodial accounts; (g) zero balance accounts, and (h) accounts established and used solely for Cash Management Services to the extent a Lien thereon is prohibited by the applicable agreement governing such accounts.

1.1.67 “Excluded Licensing Transaction” means any Out-License, excluding any Disposition that grants any exclusive rights to a Third Party to Commercialize the Product in the U.S. or other Disposition of the CymaBay Intellectual Property that conveys the exclusive right to Commercialize the Product in the U.S. (other than, (i) in the case of a Third Party contract testing, development, research and/or manufacturing organization, a license or sublicense to commercially manufacture the Product on behalf of CymaBay or its Affiliates, without any license or sublicense to engage in any other Commercialization activities with respect to the Product, or (ii) in the case of a Third Party wholesaler, distributor or distribution logistics services provider, a license or sublicense to distribute the Product (and/or conduct other typical distribution activities) on behalf of CymaBay or its Affiliates, without any license or sublicense to engage in any other Commercialization activities with respect to the Product).

1.1.68 “Executive Officers” means the executive officers of each of CymaBay and Abingworth identified on Exhibit E.

1.1.69 “Existing License” means that certain PPAR-d License Agreement, effective as of June 6, 2006, by and between Metabolex, Inc. and Janssen Pharmaceutica NV.

1.1.70 “Existing Licensor” means Janssen Pharmaceutica NV.

1.1.71 “FDA” means the U.S. Food and Drug Administration and any successor agency thereto in the U.S. having substantially the same function.

1.1.72 “FFDCA” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations, requirements and guidance promulgated or issued thereunder (including all additions, supplements, extensions and modifications thereto).

1.1.73 “Force Majeure Event” has the meaning ascribed to such term in Section 14.4.

1.1.74 “GAAP” means generally accepted accounting principles in the U.S., as consistently applied by the applicable Party.

1.1.75 “Going Concern Notice” has the meaning ascribed to such term in Section 3.7.3.

1.1.76 “Good Clinical Practices” or “GCP” means all applicable requirements, standards, practices, and procedures for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of Clinical Trials including (i) FDA’s good clinical practice requirements under the FFDCA and 21 CFR Part Parts 11, 50, 54, 56, and 312, (ii) all requirements referred to in EudraLex Volume 10 (Guidelines for Clinical Trials) as well as all corresponding Applicable Laws implemented by relevant EU member states, (iii) ICH guidance for Good Clinical Practice, and (iv) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.1.77 “Good Laboratory Practices” or “GLP” means all applicable requirements, standards, practices, and procedures for conducting non-clinical laboratory studies, including (i) FDA’s good laboratory practice requirements under the FFDCA and 21 CFR Part 58, (ii) the United States Animal Welfare Act, (iii) ICH Guidance on Nonclinical Safety Studies for the Conduct of Human Clinical Trials for Pharmaceuticals or the ICH Guidance on Safety Pharmacology Studies for Human Pharmaceuticals, (iv) EU Applicable Laws related to research and related uses of animals within any EU member state, including Directive 2010/63, and (v) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.1.78 “Good Manufacturing Practices” or “GMP” means all applicable requirements, standards, practices, and procedures for the manufacture and testing of pharmaceutical materials including, (a) FDA’s current good manufacturing practices requirements under the FFDCA and 21 CFR Parts 210 and 211; (b) all requirements referred to in EudraLex Volume 4 (Guidelines for Good Manufacturing Practice), as well as all corresponding Applicable Laws implemented by relevant EU member states; (c) ICH Guidance on Good Manufacturing Practice for Active Pharmaceutical Ingredients; and (d) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.1.79 “Governmental Authority” means any supranational, federal, national, state or local court, agency, authority, department, regulatory body or other governmental instrumentality.

1.1.80 “ICH” means the International Council for Harmonization.

1.1.81 “IDMC” means the independent data monitoring committee for a Product Clinical Trial.

1.1.82 “IND” means an investigational new drug application, Clinical Trial application, Clinical Trial exemption, or similar application or submission filed with or submitted to a Regulatory Authority in a jurisdiction that is necessary to initiate human clinical testing of a pharmaceutical product in such jurisdiction, including any such application filed with the FDA pursuant to 21 C.F.R. Part 312, as well as all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

1.1.83 “Indebtedness” means (a) indebtedness for borrowed money or the deferred price of property or services (excluding any trade accounts incurred in the ordinary course of business), such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations (as such term is understood under GAAP as in effect on the date of this Agreement; it being agreed that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to adoption of changes described by ASC Topic 842 shall continue to be accounted for as operating leases (and not be treated as or to be recharacterized as capital lease obligations)) and (d) Contingent Obligations; provided that obligations to make revenue interest payments or in respect of royalties with respect to products other than the Product, in each case that are not secured (other than customary back-up securities interests in the case of a sale of revenues or royalties) and that are not guaranteed in amount are not Indebtedness.

1.1.84 “Indemnification Claim Notice” has the meaning ascribed to such term in Section 11.2.1.

1.1.85 “Indemnified Party” has the meaning ascribed to such term in Section 11.2.1.

1.1.86 “Indemnifying Party” has the meaning ascribed to such term in Section 11.2.1.

1.1.87 “Indication” means the treatment of primary biliary cholangitis, or, in the case of a change to the Indication approved by the ERC in accordance with the terms of this Agreement, such other indication.

1.1.88 “Information” means technical or scientific know-how, trade secrets, methods, processes, formulae, designs, specifications and data, including biological, chemical, pharmacological, toxicological, pre-clinical, clinical, safety, manufacturing and quality control data and assays; in each case, whether or not confidential, proprietary, patented or patentable.

1.1.89 “Intellectual Property” means all intellectual property and intellectual property rights of any kind or nature throughout the world, including all U.S. and foreign, (a) Patents; (b) Trademarks; (c) Copyrights; (d) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing; (e) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies; (f) rights of publicity, privacy, and rights to personal information; (g) all rights in the foregoing and in other similar intangible assets; and (h) all applications and registrations for the foregoing.

1.1.90 “Intellectual Property Security Agreement” means the Intellectual Property Security Agreement between CymaBay and Abingworth dated as of the Effective Date.

1.1.91 “Investment” means any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

1.1.92 “IRB” means institutional review board, or its equivalent.

1.1.93 “IRC” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder.

1.1.94 “Lien” means a mortgage, deed of trust, levy, charge, pledge, hypothecation, collateral, assignment, deposit arrangement, lien (statutory or otherwise), or preference, priority or other security interest, preferential arrangement in the nature of a security interest or other encumbrance of any kind or nature whatsoever (including any restriction on use, transfer or exercise of any other attribute of ownership of any kind) in the nature of a security interest, whether voluntarily incurred or arising by operation of law or otherwise against any property (including any conditional sale and any financing lease having substantially the same economic effect as any of the foregoing); provided that, for the avoidance of doubt, neither non-exclusive licenses nor customary anti-assignment provisions shall be deemed to be a “Lien”.

1.1.95 “Losses” means reasonable liabilities, losses, costs, damages, fees or expenses (including reasonable legal expenses and attorneys’ fees) payable to a Third Party.

1.1.96 “Major Market Country” means [***].

1.1.97 “Material Adverse Event” means an event occurring after the Effective Date that has a material adverse effect on (a) the business, operations, prospects or financial condition of CymaBay, (b) prospect of payment of the Success Payments by CymaBay, or (c) the Development of the Product or prospects for Regulatory Approval of the Product for the Indication; provided however, that none of the following will constitute, or will be considered in determining whether there has occurred, a Material Adverse Event: (x) changes in laws or regulations or in the interpretations or methods of enforcement thereof; (y) changes in the pharmaceutical or biotechnology industries in general; or (z) any earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, sabotage, terrorism, military action or war (whether or not declared) or other Force Majeure Events.

1.1.98 “Material Anti-Corruption Law Violation” means a violation by a Party or its Affiliate of an Anti-Corruption Law relating to the subject matter of this Agreement that would, if it were publicly known, have a material adverse effect on the other Party or its Affiliate because of its relationship with such Party.

1.1.99 [***].

1.1.100 “Maximum Development Costs” has the meaning ascribed to such term in Section 4.1.

1.1.101 “MHRA” means the Medicines and Healthcare products Regulatory Agency.

1.1.102 “Multiplier on Invested Capital” or “MoIC” means 3.1x.

1.1.103 “NDA” means a new drug application, including a supplement to a new drug application, submitted to FDA or similar application or supplemental application submitted to a Regulatory Authority outside of the U.S. for the purpose of obtaining Regulatory Approval to market and sell the Product.

1.1.104 “Optional Payment Election” has the meaning ascribed to such term in Section 4.2

1.1.105 “Other Trials” means the Phase 3 Clinical Trial entitled “ASSURE: An Open Label Long-Term Study to Evaluate the Safety and Tolerability of Seladelpar in Subjects With Primary Biliary Cholangitis (PBC)”, with the identifier: NCT03301506, and the Phase 3 Clinical Trial for REASSURE with a study number of CB8025-41837.

1.1.106 “Out-License” means any license or other agreement between CymaBay or any of its Affiliates and any Third Party pursuant to which CymaBay or any of its Affiliates grants to such Third Party a license or sublicense of, covenant not to sue under, or other similar rights under any Intellectual Property.

1.1.107 “Party” or “Parties” has the meaning ascribed to such term in the Preamble.

1.1.108 “Patent” will mean patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof.

1.1.109 “Permitted Disposition” means (a) any Permitted Lien, (b) any Excluded Licensing Transaction, (c) a Disposition of inventory or goods held for sale in the ordinary course of business; (d) a Disposition of surplus, obsolete, damaged or worn-out assets, property or equipment in the ordinary course of business (including the abandonment or other Disposition of Intellectual Property consistent with past practice), whether in whole and on a country-by-country basis, that is, in the reasonable judgment of CymaBay, no longer economically practicable or commercially reasonable to maintain or useful in any material respect in the conduct of the business of CymaBay; (e) Dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements; and (f) Disposition of Regulatory Approvals for any jurisdiction outside the United States to any wholly-owned Subsidiary or licensees for the purposes of Commercialization of the Product in such jurisdiction.

1.1.110 “Permitted Equity Derivative” means any forward purchase, accelerated share purchase, call option, warrant transaction or other equity derivative transactions relating to the Equity Interests of CymaBay (or any direct or indirect public parent thereof) provides that the entry into such Permitted Equity Derivative is permitted pursuant to Section 7.3.3 and such Permitted Equity Derivative qualifies for equity accounting treatment under GAAP.

1.1.111 “Permitted Indebtedness” means (a) CymaBay Obligations; (b) unsecured Indebtedness; (c) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business; (d) letters of credit issued for the payment of purchase obligations for equipment, materials and inventory and for the payment of equipment and real estate lease obligations (including security deposits in connection therewith); (e) Indebtedness existing on the Effective Date and set forth on Schedule 1.1.111; (f) Indebtedness consisting of capital leases and purchase money financing obligations in an aggregate amount not to exceed $10,000,000, in each case incurred by CymaBay or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person within 180 days of such acquisition, repair, improvement or construction; (g) Indebtedness relating to insurance premium financing arrangements in the ordinary course; (h) reimbursement obligations in respect of letters of credit and banker’s acceptances (other than letters of credit securing Indebtedness for borrower money or obligations in respect of any royalty or revenue interest sale or financing) in an aggregate amount not to exceed $10,000,000 at any time; (i) Cash Management Obligations not to exceed $10,000,000 at any time, (j) other Indebtedness not to exceed $10,000,000 outstanding at any time; and (k) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness, provided that the principal amount thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, modified, amended or restated (plus unpaid accrued interest and premium (including tender premium) thereon, any original issue discount on, and underwriting discounts, fees, commissions and expenses incurred in connection with, such extension, refinancing, modification, amendment or restatement).

1.1.112 “Permitted Liens” means (a) the Existing License; (b) any Excluded Licensing Transactions and any Out-License entered into by CymaBay or any of its Affiliates after the Effective Date that is approved by Abingworth pursuant to Section 7.3.4; (c) Liens existing on the Effective Date and set forth on Schedule 1.1.112; (d) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and, in each case, for which CymaBay or the applicable Subsidiary maintains adequate reserves on its books and records, provided that no notice of any such Lien has been filed or recorded under the IRC; (e) Liens securing capital leases and purchase money financings constituting Permitted Indebtedness, provided that such Liens do not extend to any property of CymaBay other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness; (f) leases and subleases granted in the ordinary course of business that do not materially interfere with the business of CymaBay and its Subsidiaries; (g) Interests of lessors and licensors under leases and licenses to CymaBay or any Subsidiary of real property and personal property; (h) Liens of carriers, warehousemen, suppliers, or other persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to inventory, securing liabilities, and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto; (i) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA); (j) Liens arising from attachments or judgments, orders, or decrees occurring after the Effective Date in an amount not to exceed, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000), under circumstances not constituting a termination event under Section 13; (k) Liens on, and deposits of, cash and cash equivalents securing bids, contracts, letters of credit constituting Permitted Indebtedness, banker’s acceptances and other similar obligations; (l) Liens in favor of custom and revenue authorities arising in the ordinary course of business as a matter of law to secure the payment of custom duties in connection with the importation of goods provided such Liens are restricted to the goods being imported and documents relating thereto; (m) licenses and sublicenses granted in favor of CymaBay or any Subsidiary; (n) Liens on property or equity interests of another Person existing at the time such other Person becomes a Subsidiary or is merged with or into or consolidated with CymaBay or any Subsidiary, provided that such Liens (i) were in existence prior to such merger or consolidation and are not incurred in contemplation thereof and (ii) do not extend to any other property owned by CymaBay (other than proceeds thereof and accessions thereto); (o) Liens on property (including equity interests) existing at the time of acquisition of such property by CymaBay or any Subsidiary, provided that such Liens (i) were in existence prior to such acquisition and not incurred in contemplation of such acquisition and (ii) do not extend to any other property owned by CymaBay; (p) Liens granted in replacement of or substitute for, or to secure any refinancing (or successive refinancings), as a whole or in part, of any Indebtedness or other obligation secured by, a Lien referred to in the foregoing clauses (n) or (o), provided that the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); (q) Liens on insurance policies, premiums and proceeds thereof, or other deposits, to secure insurance premium financings and other liabilities to insurance carriers; (r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business; (s) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with CymaBay or its Subsidiaries in the ordinary course of business; (t) (i) customary Liens incurred to secure Cash Management Obligations, and (ii) Liens in favor of financial institutions arising in connection with CymaBay’s or its Subsidiaries’ deposit accounts and/or securities accounts held at such institutions; (u) any encumbrance or restriction (including put and call arrangements) with respect to equity interests of any joint venture, minority investment or similar arrangement pursuant to any joint venture, shareholders, investor rights or similar agreement; (v) Liens to secure contractual payments (contingent or otherwise) payable by CymaBay or its Subsidiaries to a seller after the consummation of an acquisition of a product, business, license or other assets, in an amount not to exceed, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000); (w) Liens in the nature of a “back-up security interest” on accounts receivables, payment intangibles, royalties and related assets sold in connection with any royalty or revenue interest sale, financing transaction or other sale not prohibited by this Agreement; (x) escrows and deposits (and Liens thereon) in connection with an acquisition, Disposition or Investment, (y) liens constituting an option or agreement to Dispose any property; provided that such Disposition is not prohibited hereby; and (z) other Liens securing liabilities in an aggregate amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000).

1.1.113 “Permitted Third Party” means any CRO, Site, Clinical Investigator or Vendor (including Approved CROs and Approved Vendors) to whom CymaBay has delegated responsibility or whom CymaBay has engaged in connection with the Clinical Trial Activities or any CMO whom CymaBay has engaged to perform CMC related activities (including supply of Product for use in the Product Clinical Trials). For clarity, Third Parties that have been delegated responsibility by or engaged by a Permitted Third Party will be considered Permitted Third Parties.

1.1.114 “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

1.1.115 “Personally Identifiable Information” means any information relating to an identified or, in combination with other information, identifiable person or persons captured in an electronic or hardcopy format, including such information as it relates to Clinical Trial subjects (including key-coded patient data), physicians, clinicians, healthcare professionals, consultants, or other persons participating in a Clinical Trial, and any equivalent definition in the Applicable Laws to the extent that such definition is broader than that provided here.

1.1.116 “Phase 1 Clinical Trial” means any clinical trial as described in 21 C.F.R. §312.21(a), or, with respect to a jurisdiction other than the U.S., a similar clinical trial.

1.1.117 “Phase 2 Clinical Trial” means any clinical trial as described in 21 C.F.R. §312.21(b), or, with respect to a jurisdiction other than the U.S., a similar clinical trial.

1.1.118 “Phase 3 Clinical Trial” means any clinical trial as described in 21 C.F.R. §312.21(c) (as amended from time to time), or, with respect to a jurisdiction other than the U.S., a similar clinical trial, which clinical trial is intended to generate sufficient data and results (together with data from any prior clinical trials conducted for the applicable product) to support the filing of an NDA for such product.

1.1.119 “Phase 3 Success Criteria” means, following the topline data read-out from the RESPONSE Trial, that the results of the RESPONSE Trial meet the primary endpoint set forth in the RESPONSE Protocol and constitute clinically meaningful results.

1.1.120 “Regulatory Reason” means any delay by CymaBay to submit for filing an NDA for the Product for the Indication in the U.S. within [***] of the date of achievement of the Phase 3 Success Criteria for the Product, to the extent such delay results from a new or changed requirement imposed by the FDA with respect to the prerequisites for the submission of a filing of such NDA.

1.1.121 “Product” means seladelpar, a PPARd receptor agonist, which, as of the Effective Date, is being Developed by CymaBay for the Indication, as further described on Exhibit A hereto, in any form, formulation, dose or dosage form, including any salt thereof, under any brand name or as a generic product.

1.1.122 “Product Clinical Trial” means a Clinical Trial for the Product that is included in CymaBay’s Development Program. For clarity, “Product Clinical Trial” includes the RESPONSE Trial.

1.1.123 “Product Patents” has the meaning ascribed to such term in Section 12.2.9.

1.1.124 “Prohibited Investments” means (a) Investments in securities of privately held companies (other than Persons that are, or after giving effect to such Investment will be wholly owned Subsidiaries of CymaBay and, where Applicable Law prevents whole ownership, Persons that are, or will be, after giving effect to such Investment, wholly owned by CymaBay except for any nominal Third Party ownership that is required under Applicable Law); (b) Investments in or purchases of any real property (excluding real property to be occupied or used by CymaBay or its Subsidiaries), commercial or residential mortgages, or mortgage-backed securities; and (c) Investments in auction rate securities, corporate high yield bonds (i.e. less than BBB quality), precious metals, derivatives including margin trades, options, futures, options on futures, short sales, forward contracts, swaps, repurchase agreements and reverse repurchase agreements (other than swaps entered into to hedge or mitigate commercial risk and other than Permitted Equity Derivatives); provided that the following shall not be a Prohibited Investment: (i) Investments existing on the Closing Date and set forth on Schedule 1.1.124; (ii) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of CymaBay’s business; (iii) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; (iv) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of CymaBay’s pursuant to employee stock purchase plans or other similar agreements approved by CymaBay’s Board of Directors; (v) Investments consisting of travel advances, employee relocation loans, and other employee loans and advances in the ordinary course of business in an aggregate amount not to exceed $250,000 in any fiscal year or $500,000 outstanding at any point in time during the term hereof; (vi) joint ventures or strategic alliances in the ordinary course of CymaBay’s business consisting of the licensing of technology, the development of technology or the providing of technical support, provided that any Investments by CymaBay do not exceed $5,000,000 in the aggregate in any fiscal year; and (vii) additional Investments so long as, as of the date of such Investment or at the option of CymaBay as of the date of the definitive documentation relating to such Investment, CymaBay has cash and cash equivalents of [***] after giving effect to the making of such Investment.

1.1.125 “Private Placement” has the meaning ascribed to such term in Section 4.5.

1.1.126 “Protocol” means, with respect to a Product Clinical Trial, the documentation describing the objective, design, methodology, statistical considerations and organization of such Product Clinical Trial. For clarity, “Protocol” includes the RESPONSE Protocol, including any amendments thereto that are made in accordance with this Agreement.

1.1.127 “Public Offering” has the meaning ascribed to such term in Section 4.5.

1.1.128 “Public Offering Participation Right” has the meaning ascribed to such term in Section 4.5.

1.1.129 “Qualified Financing” has the meaning ascribed to such term in Section 4.5.

1.1.130 “Receiving Party” has the meaning ascribed to such term in Section 9.1.

1.1.131 “Regulatory Approval” means receipt by CymaBay, its Subsidiaries or its licensees of the conditional, full, or accelerated approval of an NDA for the Product in the Indication: (a) by the FDA in the U.S.; (b) by the EMA in the EU; or (c) by the MHRA in the United Kingdom. For clarity, “Regulatory Approval” excludes any pricing or reimbursement approval that may be necessary or useful for marketing or sale of the Product in any country or regulatory jurisdiction.

1.1.132 “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in authorizing an IND to initiate or conduct clinical testing in humans or involved in granting Regulatory Approval, including FDA, EMA, and MHRA.

1.1.133 “Release Date” has the meaning ascribed to such term in Section 7.2.4.

1.1.134 “Representatives” means, with respect to a Party, such Party’s Affiliates, and its and their respective officers, directors, employees, agents, representatives, consultants, and, as applicable, its Permitted Third Parties engaged in connection with the subject matter of this Agreement.

1.1.135 “Research Results” means all Information arising out of or resulting from the Product Clinical Trials and the CMC activities contemplated by CymaBay’s Development Program, including the Clinical Trials Database.

1.1.136 “RESPONSE Protocol” has the meaning ascribed to such term in Section 2.2.1.

1.1.137 “RESPONSE Trial” means the Phase 3 Clinical Trial entitled “RESPONSE: Response to Seladelpar in Subjects With Primary Biliary Cholangitis (PBC) and an Inadequate Control to or an Intolerance to Ursodeoxycholic Acid (UDCA)” with identifier NCT04620733.

1.1.138 “Securities Laws and Regulations” means (i) all applicable federal, state or other securities laws (including but not limited to the Act, as amended from time to time, and the rules and regulation from time to time promulgated thereunder, the 1934 Act, as amended from time to time, and the rules and regulation from time to time promulgated thereunder or the rules and regulations of any securities exchange) and (ii) all rules and regulations of FINRA or any other self-regulatory organization that are applicable to CymaBay or any underwriter participating in a Public Offering, as applicable.

1.1.139 “Serious Safety Issue” means any SUSAR, or any dose-limiting toxicity, or series of SUSARs directly related to or caused by the administration of the Product in the conduct of a Product Clinical Trial where such SUSAR, series of SUSARs, or toxicity substantially diminishes the probability of receiving Regulatory Approval for the Product, or results in a Regulatory Authority imposing a Clinical Hold on further development of the Product which Clinical Hold is not lifted or removed within one hundred eighty (180) days.

1.1.140 “Site” has the meaning ascribed to such term in Section 3.1.2.

1.1.141 “Subjects” means subjects in Product Clinical Trials.

1.1.142 “Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which CymaBay owns or controls 50% or more of the outstanding voting securities.

1.1.143 “Success Payment Trigger” has the meaning ascribed to such term in Section 6.1.1.

1.1.144 “Success Payments” has the meaning ascribed to such term in Section 6.1.1.

1.1.145 “SUSAR” means a suspected unexpected serious adverse reaction, without regard to causality, that is life-threatening (i.e., causes an immediate risk of death) or that results in any of the following outcomes: death; in-patient hospitalization or prolongation of existing hospitalization; persistent or significant disability or incapacity (i.e., substantial disruption of the ability to conduct normal life functions); or a congenital anomaly or birth defect. For clarity, a planned medical or surgical procedure is not, in itself, a SUSAR.

1.1.146 “Term” has the meaning ascribed to such term in Section 13.1.

1.1.147 “Third Party” means any Person other than CymaBay, Abingworth and their Affiliates.

1.1.148 “Third Party Infringement” means any actual or threatened infringement, misappropriation, or other violation by a Third Party of any Intellectual Property Controlled by CymaBay that relates to this Agreement or the Product, including the Trial Inventions.

1.1.149 “Timeline” has the meaning ascribed to such term in Section 2.4.1.

1.1.150 “Timeline Remediation Plan” has the meaning ascribed to such term in Section 2.4.2.

1.1.151 “Trademarks” means, collectively, all registered and unregistered marks, trade dress rights, logos, taglines, slogans, Internet domain names, web addresses, and other indicia of origin, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals thereof, selected for use on the Product.

1.1.152 “Transaction Agreements” means, collectively, this Agreement, the Deposit Account Control Agreement, the Intellectual Property Security Agreement and the Note.

1.1.153 “Trial Invention” has the meaning set forth in Section 10.1.1.3.

1.1.154 “U.S.”, “United States” or “USA” means the United States of America, its territories and possessions, including Puerto Rico.

1.1.155 “UCC” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 will govern; and provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Abingworth Security Interest on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “UCC” will mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions relating to such provisions.

1.1.156 “UK” or “United Kingdom” means Great Britain and Northern Ireland.

1.1.157 “US Product Sales” means net revenue determined in accordance with GAAP of CymaBay, its Affiliates, or its licensees for sales of Product in the United States.

1.1.158 “Vendor(s)” has the meaning ascribed to such term in Section 2.5.2.

1.2 Construction. For purposes of this Agreement: (1) words in the singular will be held to include the plural and vice versa as the context requires; (2) the words “including” and “include” will mean “including, without limitation,” unless otherwise specified; (3) the terms “hereof,” “herein,” “herewith,” and “hereunder,” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (4) all references to “Section” and “Exhibit,” unless otherwise specified, are intended to refer to a Section or Exhibit of or to this Agreement; (5) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”, (6) words of the masculine, feminine or neuter gender will mean and include the correlative words of other genders; (7) unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms hereof, and include any annexes, exhibits and schedules attached thereto; (8) reference to any Applicable Law will include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor; (9) references to any Person will be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein), and any references to a Person in a particular capacity excludes such Person in other capacities; (10) in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”; (11) where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment will be made, such funds will be applied and such calculation will be made on the succeeding Business Day, and payments will be adjusted accordingly; and (12) the following capitalized terms shall have the meaning given to them in the UCC: Account, Chattel Paper, Commercial Tort Claims, Commodity Account, Deposit Account, Documents, Equipment, Goods, Instrument, Inventory, Letter-of-Credit Right, Money, Proceeds, Record, Securities Account, Securities Intermediary, Security Certificate, Security Entitlement and Supporting Obligations.

1.3 Conflicts. In the event of any conflict between the terms of this Agreement, the Protocol or any other Exhibit, the Protocol will control (as applicable), followed by the terms of this Agreement, and followed by any applicable other Exhibit.

ARTICLE 2

CYMABAY’S DEVELOPMENT PROGRAM

2.1 CymaBay’s Development Program.

2.1.1 Efforts. CymaBay will use Commercially Reasonable Efforts to conduct and complete CymaBay’s Development Program in accordance with this Agreement and the Timeline.

2.1.2 Compliance. CymaBay will conduct CymaBay’s Development Program and perform all of its duties and responsibilities hereunder in accordance with the Development Plan and in compliance in all material respects with all Applicable Laws. CymaBay will conduct all Product Clinical Trials and perform all other responsibilities assigned to it hereunder in connection with any such Product Clinical Trial in compliance with the applicable Protocol. CymaBay will oversee the manufacture of the Product, and will comply (and require that all Permitted Third Parties of CymaBay comply) in all material respects with all Applicable Laws with respect to the research, development, manufacture, testing, analysis, labeling, storage, handling, disposal, transfer and use of the Product.

2.2 The Protocol.

2.2.1 The Protocol. The Protocol for the RESPONSE Trial (the “RESPONSE Protocol”) existing on the Effective Date is set forth on Schedule 2.2.1 hereto.

2.2.2 Changes to the Protocol.

2.2.2.1 Any material change to the RESPONSE Protocol, including any country-specific appendices required by Applicable Law, and material changes made in response to any communications with any Regulatory Authorities that require a submission to a Regulatory Authority, an IRB or other ethics committee, will be diligently prepared by CymaBay in the form of draft amendments, and will require the ERC’s approval, which will not be unreasonably withheld or delayed and which will be communicated to the Parties as soon as reasonably practicable following the ERC’s receipt of the draft amendment from CymaBay.

2.3 Sponsor. CymaBay will be the sponsor of the Product Clinical Trials.

2.4 Compliance with the Timeline.

2.4.1 The Timeline. The currently anticipated timeline for conducting the Product Clinical Trials is attached as Exhibit F hereto (the “Timeline”). In conducting such Product Clinical Trials, CymaBay will use Commercially Reasonable Efforts to complete each activity specified on the Timeline (each, a “Clinical Trial Activity”) by the date specified for such Clinical Trial Activity on the Timeline. CymaBay will promptly notify Abingworth in writing upon completion or achievement of each Clinical Trial Activity.

2.4.2 Failure to Complete a Clinical Trial Activity. Prior to Regulatory Approval, if CymaBay fails to, or reasonably believes that it will not, complete a Clinical Trial Activity in accordance with the timeline specified for such Clinical Trial Activity on the Timeline, CymaBay will promptly notify the ERC. Within thirty (30) days of such written notice, if CymaBay has failed to, or reasonably believes that it will not, complete any Clinical Trial Activity within [***] of the date for completion of the Clinical Trial Activity on the Timeline, CymaBay will provide the ERC with a written remediation plan summarizing in reasonable detail the means by which, and the date on which, CymaBay expects to be able to complete the relevant Clinical Trial Activities (each, a “Timeline Remediation Plan”, as the same may be modified from time to time in accordance with this Section 2.4.2). Following receipt thereof, the ERC Representatives will discuss and consider in good faith such Timeline Remediation Plan. If the ERC approves such Timeline Remediation Plan (such approval not to be unreasonably withheld, conditioned or delayed), the ERC will provide CymaBay with written notice thereof, specifying the dates on which CymaBay will be required to update the ERC of its progress with respect thereto. If after approval of a Timeline Remediation Plan by the ERC, a Party believes in good faith that any modification to such Timeline Remediation Plan is necessary or appropriate, such Party may propose such modification to the ERC and will disclose to the ERC any additional information or circumstances that have become known to such Party that form the basis for its request for modification. The ERC will discuss and consider in good faith such modification, which will be subject to ERC approval (not to be unreasonably withheld, conditioned or delayed).

2.4.3 Failure to Complete a Timeline Remediation Plan. If CymaBay fails to complete a Clinical Trial Activity it is responsible for in accordance with the timeline specified for such Clinical Trial Activity in a Timeline Remediation Plan, then Abingworth will have the right to withhold any future payments due to CymaBay pursuant to Section 4.2 until the Clinical Trial Activity is completed. If, following such withholding, such Clinical Trial Activity is completed, then Abingworth will, within thirty (30) days thereafter, pay to CymaBay the withheld amounts upon such completion and will resume payment of the remaining payments due to CymaBay pursuant to Section 4.2. For the avoidance of doubt, Abingworth’s withholding of such amounts pursuant to this Section 2.4.3 will not be considered a breach of this Agreement.

2.5 Approved CROs and Approved Vendors.

2.5.1 Approved CROs. Except as otherwise provided herein, CymaBay may delegate any of its responsibilities described in Section 2.3 to its Affiliates (subject to Section 14.1) or any CRO that is listed on Exhibit B, as such exhibit may be updated from time-to-time during the Development Term [***] (any such CRO, an “Approved CRO”), [***].

2.5.2 Approved Vendors. CymaBay will be permitted to contract for services, equipment, tools, materials or supplies required for the Product Clinical Trials or Regulatory Approval with any Person that is either listed on Exhibit C, as such exhibit may be updated from time-to-time during the Development Term [***] (each, an “Approved Vendor”) [***].

2.5.3 Responsibility. For clarity, CymaBay will remain responsible for all of its obligations under this Agreement, notwithstanding any delegation to an Affiliate or an Approved CRO or any contracting to an Approved Vendor. CymaBay will use Commercially Reasonable Efforts to oversee the services of its Affiliates and any Approved CRO or Approved Vendor utilized by such Party to provide services hereunder.

2.6 Reasonable Assistance.

2.6.1 Background Materials. Promptly following the Effective Date and from time to time during the Development Term, CymaBay will provide the Abingworth’s ERC Representatives with all copies of material documents and information Controlled by CymaBay that Abingworth’s ERC Representatives request and that they, acting in good faith, identify as reasonably necessary or useful for Abingworth to evaluate the Product and CymaBay’s Development Program hereunder (the “Background Materials”). For clarity, CymaBay will remain the sole owner of, and will retain all right, title and interest in, to and under all Background Materials, including all Intellectual Property related thereto, and the Background Materials will be Confidential Information of CymaBay. Not in limitation of the foregoing, CymaBay will notify the ERC promptly if either of the certifications referred to in Section 12.2.4 needs to be amended in light of facts or circumstances that occur following the Effective Date.

2.6.2 Questions Pertaining to the Protocols. Promptly following the Effective Date during the Development Term, CymaBay will identify one (1) individual with sufficient knowledge of the RESPONSE Protocol and the Product who will be made available at reasonable times and reasonable frequency during normal business hours in such employee’s country of residence upon reasonable written advance notice, which shall be submitted at least three (3) Business Days, in advance to answer Abingworth’s questions directly pertaining to such Protocol.

ARTICLE 3

CYMABAY’S DEVELOPMENT PROGRAM RESPONSIBILITIES

3.1 Conduct of Clinical Trials.

3.1.1 Responsibility. CymaBay will have sole responsibility for the conduct of the Product Clinical Trials, in consultation with the ERC in accordance with this Agreement.

3.1.2 Sites and Clinical Investigators. CymaBay will select the study sites to conduct the Product Clinical Trials and will inform the ERC of CymaBay’s choice of each study site. CymaBay will enter, and, to the extent applicable, will ensure that its Affiliates and each Approved CRO likewise enter, into an agreement with each study site (the “Clinical Trial Agreement” and upon execution of such Clinical Trial Agreement, such study site will be deemed a “Site”) on commercially reasonable and customary terms, consistent with industry standards for similar agreements.

3.1.3 Data Collection and Data Management.

3.1.3.1 CRF. CymaBay will be solely responsible for preparing the form of CRF for the Product Clinical Trials in accordance with the applicable Protocol.

3.1.3.2 Clinical Trials Database; Registries. CymaBay will use Commercially Reasonable Efforts to establish and maintain a Clinical Trial database for the data collected from each Site for the Product Clinical Trials (the “Clinical Trials Database”). CymaBay will be responsible for registering, maintaining and updating any registries pertaining to the Product Clinical Trials to the extent required by any Applicable Laws, including, as applicable, www.clinicaltrials.gov, www.clinicalstudyresults.org, and the PHRMA Website Synopsis.

3.1.4 IRBs and Other Ethics Committees. CymaBay will use Commercially Reasonable Efforts to (a) obtain the approval of the IRBs and other ethics committees required prior to commencing, and during, the Product Clinical Trials at every Site, and (b) ensure that IRBs and such other relevant ethics committees have current registrations and accreditations as required by Applicable Law. CymaBay will (a) provide all ethics committees, including all IRBs, and Regulatory Authorities, with all necessary documentation prior to, and during the course of, the Product Clinical Trials as required by Applicable Law, and (b) respond to all queries from the IRBs and other ethics committees, will prepare the applicable response.

3.1.5 Completion of the Clinical Trials; Final CSR. CymaBay will keep the Sites participating in the Product Clinical Trials operational, to the extent reasonably necessary or desirable to complete CymaBay’s Development Program. The CSR for any Product Clinical Trial will be prepared by CymaBay in compliance with all Applicable Laws, including ICH E3 guidelines. The final, signed CSR for any Product Clinical Trial will be provided to Abingworth promptly following the completion of the CSR. In the event that there are any material additional safety or efficacy data pertaining to such Product Clinical Trial that come into the possession of CymaBay after it has provided Abingworth with the final Clinical Trial CSR, CymaBay will prepare and promptly provide Abingworth with a supplement to such CSR.

3.2 Audits.

3.2.1 By CymaBay. During the Development Term, CymaBay will conduct quality oversight inspections and audits of the facilities and services of the Permitted Third Parties utilized by CymaBay [***] and will provide Abingworth with copies of such audit reports upon request. Further, during the Development Term, CymaBay will conduct quality oversight inspections and audits of the manufacturing facilities for the Product in accordance with its internal policies and CymaBay will provide Abingworth with copies of such audit reports.

3.3 Product.

3.3.1 Supply of the Product. CymaBay will be the manufacturer of the Product for the Product Clinical Trials, either directly or through an Approved Vendor, in accordance with GMP, and will use Commercially Reasonable Efforts to ensure (a) a supply of the Product in accordance with Applicable Laws and in quantities sufficient for the conduct of the Product Clinical Trials, and (b) that such supply conforms in all material respects to the applicable release specifications that are necessary to conduct such Product Clinical Trials.

3.3.2 Product Complaints. CymaBay will be solely responsible for, and will use Commercially Reasonable Efforts to investigate and resolve, complaints related to the Product, including complaints pertaining to the manufacturing, appearance or general physical characteristics of the Product or other processes at the manufacturing facility, in accordance with all Applicable Laws.

3.4 Pharmacovigilance and Safety Information Exchange. CymaBay will, within [***], report to the ERC such Serious Safety Issue with respect to (a) Product Clinical Trial subjects who receive the Product, or (b) individuals otherwise exposed to the Product.

3.5 Product Recalls. CymaBay will be solely responsible for the operational execution of any recall of the Product; provided that, CymaBay will consult with the ERC regarding the decision to initiate any such recall in the U.S. The costs for any such recall will be at CymaBay’s sole cost and expense.

3.6 Commercially Reasonable Efforts.

3.6.1 Conduct of Clinical Trials. Timely performance of the Product Clinical Trials and receipt of Regulatory Approval in the U.S. and, until achievement of Regulatory Approval in the U.S., at least one (1) additional non-U.S. Major Market Country are important to the success of this Agreement. CymaBay will use Commercially Reasonable Efforts to complete the Product Clinical Trials according to the Timeline. In the event that CymaBay fails to complete the Product Clinical Trials in accordance with the Timeline, then Abingworth will have the remedies described in Section 2.4 (as applicable).

3.6.2 Regulatory Approval. Upon achievement of the Phase 3 Success Criteria, CymaBay will use Commercially Reasonable Efforts to obtain Regulatory Approval for the Product in the U.S. and, until achievement of Regulatory Approval in the U.S., in at least one (1) additional non-U.S. Major Market Country. Without limiting the foregoing, CymaBay shall submit for filing an NDA for the Product for the Indication in the U.S. within [***] of the date of achievement of the Phase 3 Success Criteria for the Product. In the event that CymaBay fails to use Commercially Reasonable Efforts to so obtain Regulatory Approval for the Product, including a failure to submit for filing an NDA for the Product for the Indication in the U.S. within [***] of the date of achievement of the Phase 3 Success Criteria for the Product for any reason other than a Regulatory Reason, and this failure is not cured as set forth in Section 13.3.1, Abingworth may terminate this Agreement pursuant to Section 13.3.1.

3.7 Disclosures by CymaBay.

3.7.1 During the Development Term, CymaBay will provide Abingworth at meetings of the ERC (or in advance of such meetings as part of the information that may be distributed to ERC members prior to such meetings or, if no such meeting is held in a Calendar Quarter, directly to the ERC members) at least once during each Calendar Quarter with summaries of all data [***].

3.7.2 CymaBay shall (a) promptly notify Abingworth of achieving the Phase 3 Success Criteria, and (b) promptly notify Abingworth of achieving Regulatory Approval. At least once each Calendar Quarter during the Development Term, and at least once per year during the remainder of the Term, CymaBay will provide Abingworth with [***].

3.7.3 CymaBay shall provide Abingworth with company budgets and financial statements (“Financial Statements”) within 45 days of the first three fiscal quarters and within 90 days of its fiscal year end, which Financial Statements shall in each event include a projection prepared in good faith consistent with similar projections showing CymaBay’s cash requirements for the following twelve (12) months. CymaBay shall also be required to provide prompt written notice (a “Going Concern Notice”) to Abingworth in the event that CymaBay will be unable to meet its payment obligations as they become due at any time during the [***] period following the date the Financial Statements for the then-current Calendar Quarter are issued, or available to be issued. With CymaBay’s consent or if CymaBay is unable to remedy the condition that is the subject of the Going Concern notice to Abingworth’s reasonable satisfaction within ninety (90) Business Days following the delivery of such Going Concern Notice, Abingworth shall have the right, but not the obligation, to remedy such condition by increasing the funding of CymaBay pursuant to Article 4 and increasing the remaining Success Payments on a proportional basis (to maintain the MoIC) so as to enable CymaBay to meet its obligations as they become due within such [***] period and to perform all of its obligations hereunder.

ARTICLE 4

DEVELOPMENT COSTS; EQUITY INVESTMENT

4.1 Development Costs. Abingworth will pay up to Seventy-Five Million U.S. Dollars ($75,000,000) (if the Optional Payment Election is not timely exercised) or up to One Hundred Million U.S. Dollars ($100,000,000) (if the Optional Payment Election is timely exercised) (such total, as applicable, the “Maximum Development Costs”) of Development Costs in accordance with the funding schedule set forth in Section 4.2. Any Development Costs in excess of the Maximum Development Costs will be borne by CymaBay, and any failure by CymaBay to bear any such excess Development Costs shall, except to the extent such failure is commercially reasonable, be deemed to be a material breach of this Agreement by CymaBay.

4.2 Funding Schedule. Abingworth will fund Development Costs by making a series of fixed payments to CymaBay in accordance with the payment schedule set forth in the table below, which payment obligation will cease upon the first to occur of (a) the termination, cessation, or conclusion (defined as final dosing of the final patient) of the RESPONSE Trial; or (b) the date on which the aggregate payments under this Section 4.2 reach the Maximum Development Costs. All payments will be made within [***] Business Days following Abingworth’s receipt of an invoice from CymaBay for such payment, which invoices will be provided no earlier than the dates listed in the table below.

Invoice Date	Amount of Payment
The Effective Date	$25,000,000
[***] Business Days prior to the date that is Three (3) months after Effective Date	$25,000,000
[***] Business Days prior to the date that is Six (6) months after Effective Date	$25,000,000
Solely if requested by CymaBay in writing within [***] after the enrollment of the last patient in the RESPONSE Trial and provided that there has been no Material Adverse Event arising from the RESPONSE Trial (such request, the “Optional Payment Election”), the later of (a) the date of such request; and (b) nine (9) months after the Effective Date	$25,000,000
Total	$100,000,000

4.3 Use of Proceeds. CymaBay will use the payments provided by Abingworth pursuant to Section 4.1 and Section 4.2 solely for the purposes of funding Development Costs.

4.4 Development Costs Account. Payments provided by Abingworth pursuant to Section 4.1 and Section 4.2 will be funded into, and will be disbursed from, the Development Costs Account. CymaBay hereby grants a continuing first-priority security interest in the Development Costs Account to Abingworth to secure payment of the CymaBay Obligations. Proceeds remaining in the Development Costs Account at any time after the Product Clinical Trials have been terminated will be refunded to Abingworth.

4.5 Equity Investment. Abingworth shall have the right, but not the obligation, to purchase for cash up to [***] worth of CymaBay’s equity issued in the next Qualified Financing, on the same terms and conditions as the other investors in the Qualified Financing, which investment amount will be subject to allocation by CymaBay within the Qualified Financing but will not be reduced below [***] without Abingworth’s written consent; provided that the foregoing right shall terminate upon CymaBay consummating a public offering of its equity securities resulting in aggregate gross proceeds of at least [***]. As used herein, the term “Qualified Financing” means a private offering of CymaBay’s equity securities (or securities convertible into or exercisable for CymaBay’s equity securities) for cash (or in satisfaction of debt issued for cash) having its final closing on or after the date of this Agreement and which results in aggregate gross proceeds to CymaBay of at least [***] and includes investment by one or more venture capital, corporate or other similar institutional investors. CymaBay shall consummate the Qualified Financing (including investment by Abingworth as provided herein) or public financing resulting in aggregate gross proceeds to CymaBay of at least [***] within nine (9) months after the Effective Date. If, during such nine (9) month period and prior to the consummation of a Qualified Financing, CymaBay proposes to undertake an underwritten public offering of shares of its common stock in the amount of at least [***] (the “Public Offering”) pursuant to its Registration Statement on Form S-3 (Reg. No. 333-239670) (the “Existing Shelf”) or any other registration statement, CymaBay shall, within a reasonable period of time preceding the consummation of the Public Offering, offer Abingworth the opportunity to purchase shares of the common stock to be sold in the Public Offering (without regard to the exercise of any over-allotment option by the underwriters in the Public Offering) at the same price per share at which the securities are being offered to the public before excluding underwriters’ discounts and commissions (such right, the “Public Offering Participation Right”). If Abingworth exercises its Public Offering Participation Right, it shall have the right to purchase up to such number of shares of common stock to be sold in the Public Offering as equals [***] divided by the price per share at which the securities offered in the Public Offering are being offered to the public. [***] For the avoidance of doubt, if Abingworth exercises its Public Offering Participation Right (including any Private Placement conducted pursuant to the foregoing sentence), then its right to participate in a Qualified Financing shall terminate.

ARTICLE 5

GOVERNANCE

5.1 Executive Review Committee.

5.1.1 Representatives. Within thirty (30) days after the Effective Date, the Parties will establish an executive review committee (the “ERC”). Each Party initially will appoint three (3) representatives to serve as representatives to the ERC (the “ERC Representatives”), with each ERC Representative having sufficient decision-making authority within the applicable Party to make decisions on behalf of such Party within the scope of the ERC’s decision-making authority and, if any such representative is not an employee of the appointing Party, such representative will execute a confidentiality agreement in form and substance reasonably acceptable to the other Party (and, for the avoidance of doubt, the appointing Party will remain responsible to the other Party for any noncompliance by such representative with such confidentiality obligations). Each Party may replace its ERC Representatives at any time upon written notice to the other Party.

5.1.2 Chairperson. The ERC chairperson (“ERC Chairperson”) will be designated from the Parties’ ERC Representatives and will serve for a term of one (1) year. Abingworth will appoint the first ERC Chairperson and subsequent appointments will rotate on an annual basis between CymaBay and Abingworth. The ERC Chairperson will be responsible for drafting and circulating the draft agenda and ensuring minutes are prepared.

5.1.3 Meetings; Dissolution. From the Effective Date until the first quarter after the date on which the Product has obtained Regulatory Approval in the U.S., the ERC will meet at least once per Calendar Quarter (and for clarity, such meetings are intended to be conducted via teleconference or videoconference) unless the Parties mutually agree otherwise. Either Party may call a special meeting of the ERC (by videoconference or teleconference) during the Development Term by providing at least five (5) Business Days prior written notice to the other Party, which notice will include a reasonably detailed description of the matter, in the event such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting. The ERC shall be dissolved within thirty (30) days after the date on which the Product has obtained Regulatory Approval in the U.S.

5.1.4 Participants. The ERC may invite individuals who are not ERC Representatives to participate in ERC meetings; provided that (a) all ERC Representatives of both Parties consent to such non-member’s participation; and (b) such non-member has executed a confidentiality agreement in form and substance acceptable to the non-inviting Party (and, for the avoidance of doubt, the inviting Party will remain responsible to the non-inviting Party for any noncompliance by such individual with such confidentiality obligations).

5.1.5 Communications Managers. Each Party will appoint an individual to act as a communications manager for such Party (each, an “Communications Manager”) by providing the name and contact information for the Communications Manager to the ERC. Each Party may change its Communications Manager from time to time in its sole discretion upon written notice to the ERC. The Communications Managers will be the primary point of contact for the Parties regarding the activities contemplated by the Agreement, and the Parties will use reasonable efforts to ensure that any requests for information and data made outside of the ERC are made through the Communications Managers. The Communications Managers will attend all meetings of the ERC. For clarity, the Communications Managers may also be members of the ERC, but will remain in place for the duration of the Term, regardless of whether the ERC is dissolved pursuant to Section 5.1.3.

5.1.6 Costs. Each Party will bear its own expenses relating to the meetings and activities of the ERC.

5.2 ERC Responsibilities and Decision-Making.

5.2.1 Responsibilities [***]. The ERC’s responsibilities will include [***] the following:

5.2.1.1 the Product and the progress of CymaBay’s Development Program including (i) overall clinical, regulatory and commercial strategic direction of CymaBay’s Development Program, (ii) developing strategies to maximize the value of the Product in the U.S., and (iii) reviewing and commenting on CymaBay’s Development Program and Regulatory Approval strategies for the Product;

5.2.1.2 [***];

5.2.1.3 the activities related to, the progress of, and the Development Costs incurred in connection with, CymaBay’s Development Program;

5.2.1.4 corporate communications related to the Commercialization of the Product in the U.S.;

5.2.1.5 interactions with Regulatory Authorities in the Major Market Countries related to the Product;

5.2.1.6 public disclosures that include summaries of the Research Results;

5.2.1.7 [***];

5.2.1.8 CymaBay’s use of the Development Costs provided pursuant to Section 4.2 for CymaBay’s Development Program (including summaries of budgets for and payments to CROs, CMOs and other Permitted Third Parties);

5.2.1.9 [***];

5.2.1.10 [***];

5.2.1.11 the Commercialization strategy, activities and progress for the Product in the U.S.; and

5.2.1.12 [***].

For the avoidance of doubt, inclusion of a topic in this Section 5.2.1 shall not require ERC’s review before implementation by CymaBay. The foregoing sentence shall not limit CymaBay’s obligation to provide information promptly to the ERC in accordance with the provisions of this Agreement.

5.2.2 Responsibilities [***]. The ERC’s responsibilities will include [***] the following:

5.2.2.1a change to the indication for the Product set forth in the current Development Plan from the Indication to any other Indication;

5.2.2.2a change to any primary or secondary endpoint or ordering of secondary endpoints of the RESPONSE Trial as set forth on Exhibit D (in each case, other than any change that is initiated and required by the FDA);

5.2.2.3a material change to the RESPONSE Protocol, including (a) a material change to the statistical analysis plan attached hereto as Exhibit H, (b) a material reduction of the statistical powering as set forth in the RESPONSE Protocol, or (c) any material change to the inclusion criteria or exclusion criteria as set forth in the RESPONSE Protocol;

5.2.2.4a determination to discontinue CymaBay’s Development Program; or

5.2.2.5 [***].

5.2.3 Limitation on Authority. Notwithstanding anything to the contrary set forth in this Agreement, the ERC will have no authority to (a) amend, modify or waive compliance with this Agreement, or (b) resolve any dispute concerning the validity, interpretation, construction of, or breach of this Agreement.

5.2.4 [***].

5.3 Reports. At each ERC meeting CymaBay will provide an update on the progress of the Product Clinical Trials and will report on progress toward obtaining Regulatory Approvals in the U.S., EU and UK.

ARTICLE 6

PAYMENTS TO ABINGWORTH

6.1 Success Payments.

6.1.1 Fixed Success Payments. Following receipt of the first Regulatory Approval of the Product (either alone or in combination with another drug) (the “Success Payment Trigger”), CymaBay will pay Abingworth the amounts set forth in the “Fixed Success Payment Schedule” below (in the column entitled “Amount of Payment”) on the dates set forth in the column entitled “Date of Payment” (each payment payable pursuant to this Section 6.1.1, a “Fixed Success Payment”).

Fixed Success Payment Schedule

Date of Payment	Amount of Payment
[***] after the Success Payment Trigger	$10,000,000
1-Year Anniversary of the Success Payment Trigger	$15,000,000
2-Year Anniversary of the Success Payment Trigger	$22,500,000
3-Year Anniversary of the Success Payment Trigger	$22,500,000
4-Year Anniversary of the Success Payment Trigger	$25,000,000
5-Year Anniversary of the Success Payment Trigger	$27,500,000
6-Year Anniversary of the Success Payment Trigger	$27,500,000
Total	$150,000,000

6.1.2 Variable Success Payments. In addition to the Fixed Success Payments, CymaBay will pay Abingworth the amounts set forth in the “Variable Success Payment Schedule” below (in the column entitled “Amount of Payment”) upon achievement of the corresponding milestone event (each payment payable pursuant to this Section 6.1.2, a “Variable Success Payment,” and together with the Fixed Success Payments, the “Success Payments”)).

Variable Success Payment Schedule

Milestone Event	Amount of Payment
Cumulative US Product Sales reach [***]	$17,500,000
Cumulative US Product Sales reach [***]	$27,500,000
US Product Sales during four consecutive Calendar Quarters (on a rolling basis) first reach [***]	$37,500,000
Total	$82,500,000

CymaBay shall make each Variable Success Payment no later than six (6) months after achievement of the corresponding milestone event. Notwithstanding the foregoing, the third Variable Success Payment shall not be payable prior to March 31 of the Calendar Year following the achievement of the second Variable Success Payment, and if the due date for the payment corresponding to such third Variable Success Payment would occur, based on the preceding sentence, prior to such March 31 date, such due date will automatically be extended to such March 31 date. For the avoidance of doubt, each Variable Success Payment will be payable only once.

6.1.3 Execution of Note. Promptly (but in any event within two (2) Business Days) following the occurrence of the Success Payment Trigger, CymaBay shall execute and deliver to Abingworth the Note attached hereto as Exhibit I (the “Note”).

6.2 Payment Adjustments.

6.2.1 Adjustment for Change in Development Costs. In the event that the actual Development Costs paid by Abingworth hereunder are lower or greater than Seventy-Five Million U.S. Dollars ($75,000,000) (including as a result of CymaBay making the Optional Payment Election), each Success Payment will be multiplied by a fraction, the numerator of which is such actual Development Costs paid to CymaBay by Abingworth hereunder and the denominator of which is Seventy-Five Million U.S. Dollars ($75,000,000).

6.3 Method and Timing of Payment. Success Payments to Abingworth will be due as of the applicable dates set forth in Section 6.1 and shall be paid by wire transfer of immediately available funds to an account specified by Abingworth from time to time. CymaBay will provide Abingworth with written notice of each wire transfer to Abingworth’s account. All amounts payable and calculations under this Agreement will be in U.S. dollars.

6.4 Late Payments. If CymaBay fails to pay any amount due under this Agreement on the due date therefore, then, without prejudice to any other remedies that Abingworth or its designee may have, such amount will bear interest from the due date until payment of such amount is made, both before and after any judgment, at a rate equal to [***] for the actual number of days payment is delinquent or if such rate exceeds the maximum amount permitted by Applicable Law, at such maximum rate.

6.5 Taxes.

6.5.1 Tax Treatment. Notwithstanding the accounting treatment therefor and unless otherwise required by Applicable Law, for U.S. federal and applicable state and local tax purposes, the Parties shall treat (i) the payments of Development Costs by Abingworth to CymaBay pursuant to Article 4 as neither debt nor equity of CymaBay, (ii) the execution of the Note as a realization event for Abingworth and (iii) the Note as a debt instrument issued by CymaBay that is subject to Treasury Regulations Section 1.1275-4(c). If there is an inquiry by any Governmental Authority of CymaBay or Abingworth related to this Section 6.5.1, the Parties shall cooperate with each other in responding to such inquiry in a commercially reasonable manner consistent with this Section 6.5.1.

6.5.2 Withholding. If any Governmental Authority requires CymaBay to deduct or withhold any tax from any payment by CymaBay to Abingworth (a “Withholding Payment”), then CymaBay shall, in addition to paying Abingworth the amount reduced by such Withholding Payment, simultaneously pay Abingworth an additional amount such that Abingworth receives the full contractual amount of the applicable payment as if no such Withholding Payment had occurred (such additional amount, the “Gross-Up Amount”); provided, however, that if a Withholding Payment is required solely as a result of (i) an assignment by

Abingworth pursuant to Section 14.6 after the Effective Date or (ii) Abingworth’s failure to provide an IRS Withholding Form pursuant to Section 6.5.3, then, in each case, CymaBay shall not be obligated to pay Abingworth the Gross-Up Amount with respect to such Withholding Payment. If CymaBay is required to make a Withholding Payment to a Governmental Authority, CymaBay shall deliver to Abingworth the original or a certified copy of a receipt issued by such Governmental Authority evidencing its payment of such Withholding Payment.

6.5.3 Documentation. Abingworth shall deliver to CymaBay, on or prior to the Effective Date, and thereafter promptly upon request by CymaBay, a valid and complete (i) IRS Form W-9, (ii) IRS Form W-8BEN-E claiming treaty benefits under a double taxation treaty in a manner qualifying for a zero percent (0%) withholding rate with respect to each of “royalties,” “interest,” and “other income,” (iii) IRS Form W-8IMY to which the forms set forth in the preceding (i) and (ii) are attached, or (iv) other applicable IRS Form W-8 that indicates no Withholding Payment is required (or, in each case, any successor or other applicable form prescribed by the U.S. Internal Revenue Service) (in each case ((i) through (iv)), the “IRS Withholding Form”). In addition, Abingworth agrees that from time to time after the Effective Date, when a lapse in time (or change in circumstances) renders the prior IRS Withholding Form provided hereunder obsolete or inaccurate in any respect, Abingworth shall promptly deliver to CymaBay a new and valid and complete IRS Withholding Form.

6.5.4 Tax Cooperation. Each Party will provide the other with commercially reasonable assistance to enable the recovery, as permitted by law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.

6.6 Accelerated Payments.

6.6.1 Approval Buy-Out Option. CymaBay shall have the right (the “Approval Buy-Out Option”) to make a one-time payment (an “Approval Buy-Out Payment”) in lieu of all Success Payments (in each case as adjusted in accordance with Section 6.2) by written notice delivered to Abingworth no later than [***] after the date of the Success Payment Trigger, which written notice shall set forth the amount of the applicable Approval Buy-Out Payment, the proposed date of closing (which shall occur within [***] after the Success Payment Trigger), and the calculation of the applicable Approval Buy-Out Payment in reasonable detail based upon the proposed closing date. The Approval Buy-Out Payment will be equal to the present value of future Success Payments calculated as follows:

Where:

Pi = each Success Payment, as adjusted in accordance with Section 6.2

r = the Discount Rate (as defined below)

di = payment date per schedule

d1 = closing date of buy-out

The Approval Buy-Out Payment will be payable in one installment in cash at the closing to an account specified by Abingworth. The discount rate used to calculate the Approval Buy-Out Payment shall be [***] (the “Discount Rate”). For purpose of calculating the Approval Buy-Out Payment, the payment date for the three (3) Variable Success Payments shall be deemed to be [***], respectively.

6.6.2 Change of Control Payment. CymaBay will notify Abingworth in writing promptly (and in any event within four (4) Business Days) following the entering into of a definitive agreement with respect to a Change of Control of CymaBay. Within [***] days following the closing of a Change of Control, CymaBay (or its successor) shall pay Abingworth an amount in cash equal to one hundred thirty five percent (135%) of Development Costs paid by Abingworth hereunder prior to such Change of Control, net of (i) any Success Payments already made to Abingworth (and/or, if applicable, its assignee) and (ii) any refund payments previously made to Abingworth (and/or, if applicable, its assignee) pursuant to Section 4.4 (such payment, the “Change of Control Payment”). The Change of Control Payment, if any, shall be credited toward future Success Payments starting with the next Success Payment to be paid. For avoidance of doubt, following a Change of Control prior to receipt of Regulatory Approval for the Product, CymaBay or its successor will be obligated to continue to exercise Commercially Reasonable Efforts to Develop and obtain Regulatory Approval as set forth herein (including in Section 3.6).

6.7 Success Payment Assignment. In the event that CymaBay does not exercise the Approval Buy-Out Option, Abingworth will have the right to sell, assign or pledge some or all of Abingworth’s rights to any remaining Success Payments to a Third Party. At Abingworth’s request, CymaBay shall cooperate with Abingworth in connection with any such sale, assignment or pledge.

ARTICLE 7

SECURITY INTERESTS

7.1 Security Interest.

7.1.1 Grant. As security for the prompt payment and performance in full when due of the CymaBay Obligations, CymaBay hereby pledges and grants to Abingworth, effective upon the Effective Date, a continuing security interest in all of CymaBay’s right, title and interest (excluding any leasehold interest) in, to and under all of its property (excluding Intellectual Property that is not CymaBay Intellectual Property), wherever located and whether now existing or owned or hereafter acquired or arising, including the following property (collectively, the “Collateral”):

(a) all Accounts;

(b) books and Records;

(c) Cash;

(d) Chattel Paper;

(e) Commercial Tort Claims;

(f) Deposit Accounts, Securities Accounts and Commodities Accounts;

(g) Documents;

(h) Equipment (including all fixtures);

(i) Instruments;

(j) Inventory;

(k) Investment Property;

(l) Letter-of-Credit rights;

(m) Money;

(n) Goods;

(o) CymaBay Intellectual Property;

(p) all products, Proceeds and Supporting Obligations of any and all of the foregoing;

(q) the Development Costs Account;

(r) to the extent not covered by clauses (a) through (q) above, all other assets, personal property and rights, whether tangible or intangible, relating to the Product (as defined herein); and

(s) all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to CymaBay from time to time with respect to any of the foregoing.

7.1.2 Priority of Security Interest. CymaBay represents, warrants and covenants that, subject to Abingworth making and maintaining any filings and actions, including a separate grant in respect of commercial tort claims, necessary to achieve such perfection, the security interests in the Collateral will be and will at all times thereafter continue to be first priority security interests, subject only to the Permitted Liens (the “Abingworth Security Interests”).

7.1.3 Abingworth Collateral Exclusions. Anything herein to the contrary notwithstanding, in no event will the Collateral include, and CymaBay will not grant and will not be deemed to have granted a security interest in (i) Intellectual Property (other than CymaBay Intellectual Property), (ii) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock (or the equivalent thereof) owned by CymaBay of any foreign Subsidiary (other than an Eligible Foreign Subsidiary) which shares entitle the holder thereof to vote for directors or any other matter, (iii) any “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement is filed); (iv) any Excluded Accounts, and (v) any property to the extent that such grant of security interest is prohibited by any Applicable Law of a Governmental Authority or constitutes a breach or default under or results in the termination of or requires any consent (other than the consent of an Affiliate of CymaBay) not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, except to the extent that such Applicable Law or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code in effect in any applicable jurisdiction (or any successor provision or provisions); provided, however, that such security interest will attach immediately at such time as such Applicable Law is not effective or applicable, or such prohibition, breach, default or termination is no longer applicable or is waived, and to the extent severable, will attach immediately to any portion of the Collateral that does not result in such consequences; provided, further that exclusions referred to in this Section 7.1.3(ii), (iii) and (v) shall not apply to any Proceeds of any such Collateral. This Agreement will create a continuing security interest in the Collateral which will remain in effect until the date that Abingworth receives Success Payments that, in the aggregate, equal two hundred percent (200%) of the Development Costs paid by Abingworth hereunder (at which time the securities interests granted hereunder shall be automatically released). Promptly following such date, Abingworth will sign and provide such releases and other documents and take such further actions, at the sole cost and expense of CymaBay, as may be necessary or desirable, in CymaBay’s reasonable judgment and at CymaBay’s request, to give full effect to the release of its Liens in the Collateral.

7.1.4 Authorization to File Financing Statements. CymaBay hereby irrevocably authorizes Abingworth to file, on or at any time from time to time after the Effective Date, and CymaBay will execute and deliver to Abingworth (as applicable), financing statements, amendments to financing statements, continuation financing statements, termination statements, security agreements relating to the Collateral constituting CymaBay Intellectual Property, notices and other documents and instruments, in form satisfactory to Abingworth as Abingworth may reasonably request, to perfect and continue perfection, maintain the priority of, enforce or protect the priority of, or provide notice of Abingworth’s security interest in the Collateral and to accomplish the purpose of this Agreement, without notice to CymaBay, in all jurisdictions determined by Abingworth to be necessary or appropriate. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as Abingworth may determine, in its sole discretion, is necessary or advisable to ensure the perfection of the security interest granted or purported to be granted in the Collateral to Abingworth herein, including describing such property as “all assets other than Intellectual Property that is not related to the Product” or “all personal property, whether now owned or hereafter acquired other than Intellectual Property that is not related to the Product.” CymaBay hereby irrevocably authorizes Abingworth to file with the United States Patent and Trademark Office and the United States Copyright Office (and any successor office and any similar office in any United States state or other country) this Agreement, the Intellectual Property Security Agreement and any other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted or purported to be granted in the Collateral to Abingworth, without the signature of CymaBay where permitted by law, and naming CymaBay as debtor, and Abingworth as secured party.

7.2 Specified Rights and Remedies; Etc.

7.2.1 Following the achievement of the Success Payment Trigger, if an Event of Default has occurred and is continuing, then without prejudice to any other remedies that Abingworth or its designee may have, Abingworth, in its sole discretion, shall have the right, without further notice or demand, to do any or all of the following:

7.2.1.1 accelerate the applicable Success Payments and, upon such acceleration, the applicable Success Payments shall be immediately due and payable;

7.2.1.2 foreclose upon and/or sell or otherwise liquidate the Collateral;

7.2.1.3 commence and prosecute an insolvency proceeding or consent to CymaBay commencing any insolvency proceeding;

7.2.1.4 notify the account debtors or obligors under any Accounts constituting Collateral of the assignment of such Accounts to Abingworth, verify the amounts payable thereunder and direct such account debtors or obligors to make payment of all amounts due or to become due to CymaBay thereunder directly to Abingworth, enforce collection of any Accounts constituting Collateral and adjust, settle or compromise disputes and claims directly with any account debtors or obligors for amounts and on terms and in any order that Abingworth considers advisable;

7.2.1.5 make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral;

7.2.1.6 ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale the Collateral;

7.2.1.7 if at any time Abingworth is the sole control party with respect to any Deposit Account constituting Collateral (e.g., a Deposit Account holding cash proceeds of any Collateral), Abingworth may (i) deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Deposit Account control agreement or similar agreements providing control of any Collateral and (ii) may apply the balance from any Deposit Account or instruct the bank at which such Deposit Account is maintained to pay the balance of such Deposit Account to or for the benefit of Abingworth;

7.2.1.8 demand and receive possession of CymaBay books and records, records regarding CymaBay assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information;

7.2.1.9 appoint a receiver to seize, manage and realize on any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any Applicable Law; and/or

7.2.1.10 exercise all rights and remedies available to Abingworth under this Agreement or at law or equity, including all remedies provided under UCC (including disposal of the Collateral pursuant to the terms thereof).

7.2.2 Marshalling. Abingworth shall have no obligation to marshal any of the Collateral.

7.2.3 Access to Collateral. If prior to the Release Date, an Event of Default has occurred and is continuing, upon request by Abingworth and at the sole cost and expense of CymaBay, CymaBay shall assemble the Collateral as directed by Abingworth and make it available to Abingworth at such location as Abingworth reasonably designates. Abingworth may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. CymaBay hereby grants Abingworth an irrevocable license to enter and occupy any of its premises, without charge, to exercise any of Abingworth’s rights or remedies.

7.2.4 Licenses Related to Product. For the purpose of enabling Abingworth to exercise rights and remedies under this Section 7.2 (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, license out, convey, transfer or grant options to purchase any Collateral), CymaBay hereby grants to Abingworth, an irrevocable (until the earlier of (i) the release of the security interests hereunder pursuant to Section 7.1.3 or Section 13.5 and (ii) last day of the Term at which time such license shall terminate, such date, the “Release Date”)), nonexclusive, assignable license (which license may be exercised only so long as an Event of Default has occurred and is continuing, without payment of royalty or other compensation to CymaBay or any of its Subsidiaries), including the right to practice, use, sublicense or otherwise exploit, solely in connection with the Product or other items in the Collateral, any Intellectual Property now owned or hereafter acquired by CymaBay or licensed or sublicensed to CymaBay, in each case that is relevant to Product, wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof to the extent that such non-exclusive license is not prohibited by any Applicable Law; provided that such license and sublicenses with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks; provided, further, that nothing in this Section 7.2.4 shall require CymaBay to grant any license that is prohibited by any rule of law, statute or regulation, or is prohibited by, or constitutes a breach or default under or results in the termination of any contract, license, agreement, instrument or other document evidencing, giving rise to or theretofore granted, to the extent permitted by this Agreement, with respect to such property or otherwise unreasonably prejudices the value thereof to CymaBay. For clarity, Abingworth may exercise such license solely upon and during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by Abingworth in accordance with the provisions of this Agreement shall be binding upon CymaBay, notwithstanding any subsequent cure of an Event of Default.

7.2.5 Power of Attorney. CymaBay hereby irrevocably appoints Abingworth as its lawful attorney-in-fact with full authority in the place and stead of CymaBay and in the name of CymaBay, Abingworth or otherwise, from time to time in Abingworth’s sole discretion following the occurrence and during the continuance of an Event of Default prior to the Release Date, to take any action and to execute any instrument that Abingworth may deem necessary or advisable to accomplish the purposes of this Agreement, including (i) to endorse CymaBay’ name on any checks or other forms of payment or security; (b) to sign CymaBay’ name on any invoice or bill of lading for any account or drafts against account debtors; (c) to settle and adjust disputes and claims about the accounts directly with account debtors, for amounts and on terms Abingworth determines reasonable; (d) to make, settle, and adjust all claims under CymaBay’ insurance policies; (e) to pay, contest or settle any Lien charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) to transfer the Collateral into the name of Abingworth or a third party as the UCC or any Applicable Law permits. The foregoing appointment of Abingworth as CymaBay’ lawful attorney-in-fact, and Abingworth’s rights and powers, are coupled with an interest and are irrevocable, until indefeasible payment in full in cash of all CymaBay Obligations.

7.2.6 Protective Payments. If an Event of Default has occurred and is continuing prior to the Release Date, if CymaBay fails to pay any amount which CymaBay is obligated to pay to a third party with respect to the Collateral or any covenant of CymaBay under Article 7 of this Agreement, Abingworth may make such payment, and all amounts so paid by Abingworth shall constitute Abingworth Remedy Expenses and be immediately due and payable and secured by the Collateral. Abingworth will make reasonable efforts to provide CymaBay with notice of Abingworth making such payment at the time it is obtained or paid or within a reasonable time thereafter. No such payments by Abingworth shall be deemed or otherwise construed to constitute an agreement to make similar payments in the future or Abingworth’s waiver of any Event of Default.

7.2.7 Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied, first, to reimburse Abingworth for all of Abingworth Remedy Expenses, and, second, to payment of all of CymaBay’s payment obligations under this Agreement.

7.2.8 Sales on Credit. If Abingworth sells any of the Collateral upon credit, CymaBay will be credited only with payments actually made by purchaser and received by Abingworth and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Abingworth, Abingworth may resell the Collateral and CymaBay shall be credited with proceeds of the sale.

7.2.9 Liability for Collateral. So long as Abingworth employs reasonable practices regarding the safekeeping of the Collateral in the possession or under the control of Abingworth, (i) Abingworth shall not be liable or responsible for: (A) the safekeeping of the Collateral; (B) any loss or damage to the Collateral; (C) any diminution in the value of the Collateral; or (D) any act or default of any carrier, warehouseman, bailee, or other Person; and (ii) CymaBay shall bear all risk of loss, damage or destruction of the Collateral. Abingworth shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Abingworth accords its own property.

7.2.10 No Waiver; Remedies Cumulative. Abingworth’s failure, at any time or times, to require strict performance by CymaBay of any provision of this Agreement shall not waive, affect, or diminish any right of Abingworth thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Abingworth and then shall only be effective for the specific instance and purpose for which it is given. Abingworth’s rights and remedies under this Agreement are cumulative. Abingworth has all rights and remedies provided under the UCC, any Applicable Law, by law, or in equity. Abingworth’s exercise of one right or remedy is not an election, and Abingworth’s waiver of any Event of Default is not a continuing waiver. Abingworth’s delay in exercising any remedy is not a waiver, election, or acquiescence.

7.3 Negative Covenants.

7.3.1 Incurrence of Certain Indebtedness. CymaBay shall not, without Abingworth’s prior written consent, create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary of CymaBay to do so, other than Permitted Indebtedness.

7.3.2 Encumbrances. CymaBay will not, without Abingworth’s prior written consent:

7.3.2.1 create, incur, assume, allow, or suffer to exist any Lien on any of the Collateral or CymaBay Intellectual Property, whether now owned or hereafter acquired other than Permitted Liens; or

7.3.2.2 enter into any agreement, document, instrument or other arrangement (except with or in favor of Abingworth) with any Person which directly or indirectly prohibits or has the effect of prohibiting CymaBay or any Subsidiary of CymaBay from assigning, mortgaging, pledging, granting a security interest in or upon or encumbering the Collateral or CymaBay Intellectual Property; provided that this Section 7.3.2.2 shall not apply to (i) restrictions in connect with any Permitted Liens that limit the right to dispose the assets subject to such Permitted Lien, (ii) any agreements, documents or other arrangement in effect on the Effective Date and set forth on Schedule 7.3.2.2 and any amendments or modifications thereof that do not expand the scope of any such restriction or condition; (iii) agreements, documents, instruments or other arrangements governing other Permitted Indebtedness; (iv) any Applicable Law; (v) customary non-assignment provisions in agreements, leases and licenses, documents, instruments or other arrangements otherwise permitted under this Agreement; (vi) customary restrictions and conditions contained in any agreement relating to any Disposition not prohibited under this Agreement pending the consummation of such Disposition; (vii) provisions limiting the disposition or distribution of assets or property in joint venture agreements, partnership agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements permitted under this Agreement, which limitation is applicable only to the assets that are the subject of such agreements; (viii) prohibitions, restrictions or conditions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; (ix) any agreement or instrument of, or affecting, any Person or asset existing on or prior to the date on which such Person or asset was acquired by CymaBay or any Subsidiary of CymaBay (other than any such agreement, document, instrument or arrangement entered into in contemplation of such acquisition); (x) customary provisions contained in leases, sub-leases and Excluded Licensing Transactions, including with respect to intellectual property, and other agreements, in each case, entered into in the ordinary course of business; (xi) customary non-

assignment provisions in leases or licenses governing leasehold or license interests to the extent such provisions restrict the transfer of the lease or the property leased or licensed thereunder; (xii) customary restrictions in deposit and security account agreements and agreements relating to Cash Management Services, and (xiii) any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of an agreement document, instrument or arrangement referred to in clauses (i) through (xii) of this Section 7.3.2.2; provided, that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is not more restrictive, as determined in good faith by CymaBay, with respect to such encumbrances and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

7.3.3 Distributions; Investments. CymaBay shall not, without Abingworth’s prior written consent, (a) pay any dividends or make any distribution or payment on account of or redeem, retire or purchase any capital stock, provided that (i) CymaBay may convert any of its equity convertible securities into other equity securities (or cash for partial shares) pursuant to the terms of such equity convertible securities or otherwise in exchange thereof, (ii) CymaBay may pay dividends solely in common stock, (iii) CymaBay may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements, provided that the aggregate amount of all such repurchases does not exceed One Million Dollars ($1,000,000) per fiscal year; (iv) CymaBay may repurchase capital stock deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities if such capital stock represents a portion of the exercise, conversion or exchange price thereof; (v) CymaBay may repurchase stock or restricted stock units deemed to occur upon the withholding of a portion of the capital stock, options or restricted stock units granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof); and (vi) CymaBay may enter into Permitted Equity Derivatives in connection with the incurrence of any unsecured convertible Indebtedness (and may settle, terminate or unwind any such Permitted Equity Derivatives in connection with any refinancing, early conversion or maturity of such convertible Indebtedness) or (b) directly or indirectly make any Prohibited Investment (including by the formation of or through any Subsidiary), or permit any of its Subsidiaries to do so. For the avoidance of doubt, nothing in this Section 7.3.3 shall limit the ability of CymaBay to pay or settle on conversion (in cash or equity) any convertible indebtedness or any Permitted Equity Derivatives.

7.3.4 Licenses. Without Abingworth’s prior written consent, such consent not to be unreasonably withheld or delayed, CymaBay shall not license, sell, convey, assign, dispose, or otherwise transfer (collectively “Dispose”) to any Third Party rights to Commercialize the Product in the U.S., or other Disposition of the CymaBay Intellectual Property that conveys the right to Commercialize the Product in the U.S., unless such Disposition constitutes a Permitted Disposition, in which case such prohibition shall not apply and no consent of Abingworth shall be required; provided that this consent provision will not apply to a Change of Control; [***].

7.3.5 Fundamental Transactions. CymaBay will not, (a) without Abingworth’s prior written consent, liquidate or dissolve or (b) without at least twenty (20) days prior written notice to Abingworth, (i) change its jurisdiction of organization, (ii) change its organizational structure or type, (iii) change its legal name, or (iv) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3.6 Sales of Royalty Streams. CymaBay shall not sell, transfer or assign, directly or indirectly, in whole or in part, any rights to receive payments of royalties, license fees or other income with respect to the Product, the Collateral or the CymaBay Intellectual Property (including any Accounts with respect to such royalties or license fees), provided that the foregoing shall not prohibit any Permitted Disposition.

7.3.7 Termination of Negative Covenants. Upon the Release Date, the negative covenants in Section 7.3 shall terminate.

7.4 Affirmative Covenants. CymaBay will do all of the following:

7.4.1 Execution of Additional Security Agreements and Other Further Assurances. CymaBay will, upon request of Abingworth from time to time hereafter, execute such security agreements, Deposit Account control agreements, securities account control agreements and other agreements and documents and take such further action, as reasonably required or desired to perfect or continue the perfection of the Abingworth Security Interests or to effect the purposes of this Article 7, including by taking the following actions:

(a) On or before the Effective Date, CymaBay will execute and deliver to Abingworth the Deposit Account Control Agreement. In addition to and without limiting the foregoing, CymaBay will provide Abingworth with five (5) Business Days’ prior written notice before establishing any additional Deposit Account at or with any bank or financial institution for the purpose of serving as a Development Costs Account pursuant to Section 4.4. For each such successor Development Costs Account that CymaBay at any time maintains after CymaBay’s receipt of Abingworth’s first payment under Section 4.2, CymaBay will cause the applicable bank or financial institution at or with which any Development Costs Account is maintained to execute and deliver a Deposit Account control agreement, securities account control agreement or other appropriate instrument with respect to such account to perfect Abingworth’s first-priority security interest in such account in accordance with the terms hereunder within thirty (30) days after the opening of each such account (or, if later, thirty (30) days after CymaBay’s receipt of the first Development Cost payment), which agreement may not be terminated without the prior written consent of Abingworth.

(b)

(i) At Abingworth’s request, CymaBay will promptly execute and deliver (or cause any Affiliate to execute and deliver) any and all further instruments and documents and take all such other action as Abingworth may reasonably deem necessary or desirable to maintain in favor of Abingworth, Liens on the Collateral that are duly perfected in accordance with the requirements of all Applicable Laws. [***].

(ii) [***].

7.4.2 Government Compliance. CymaBay will maintain its existence and good standing in its jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on CymaBay’s business or operations. CymaBay will comply, in all material respects, with all laws, ordinances and regulations to which it is subject noncompliance with which would reasonably be expected to have a material adverse effect on the Development or Commercialization of the Product or to otherwise result in a Material Adverse Event.

7.4.3 Regulatory Compliance. CymaBay will not become an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. CymaBay will not become engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Neither CymaBay’s nor any of its Subsidiaries’ properties or assets will be used by CymaBay or any Subsidiary in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. CymaBay and each of its Subsidiaries will obtain all consents, approvals and authorizations of, make all declarations or filings with, and give all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, unless such failure could not reasonably be expected to have a material adverse effect on the Development or Commercialization of the Product or to otherwise result in a Material Adverse Event.

7.4.4 Protection of Intellectual Property Rights. CymaBay will use Commercially Reasonable Efforts in the exercise of its business judgment to prosecute, protect, defend and maintain the validity and enforceability of the CymaBay Intellectual Property.

ARTICLE 8

RECORDS

8.1 Accounting. CymaBay will maintain complete and accurate accounting records related to this Agreement in accordance with GAAP for [***] after the conclusion of the Term.

8.2 Clinical Trials-Related Records. CymaBay will, will cause its Affiliates, and will require its and their Permitted Third Parties conducting Development of the Product to, maintain, in good scientific manner, timely, complete and accurate books and records pertaining to Development of the Product hereunder, in sufficient detail to verify compliance with its obligations under this Agreement. Such books and records will (a) be appropriate for patent and regulatory purposes, (b) be in compliance with Applicable Law, (c) properly reflect all work done and results achieved in the performance of its Development activities hereunder, and (d) be retained by such Party for such period as may be required by Applicable Law.

8.3 Records; Audits. Following the Effective Date, CymaBay will keep and maintain accurate and complete records regarding Development Cost expenditures [***] after such time as the Maximum Development Costs have been spent. Until [***] after the Maximum Development Costs have been spent and upon [***] prior written notice from Abingworth, CymaBay will permit an independent certified public accounting firm of internationally recognized standing, selected by Abingworth and reasonably acceptable to CymaBay, to examine the relevant books and records of CymaBay and its Affiliates, as may be reasonably necessary to verify CymaBay’s compliance with Section 4.3, Section 4.4. An examination by Abingworth under this Section 8.3 will occur not more than once in any Calendar Year. The accounting firm will be provided access to such books and records at CymaBay’s facility or facilities where such books and records are normally kept and such examination will be conducted during CymaBay’s normal business hours. Upon completion of the audit, the accounting firm will provide to both Parties a written report disclosing whether the reports submitted by CymaBay are correct or incorrect and the specific details concerning any discrepancies. No other information will be provided to Abingworth. If the report or information submitted by CymaBay results in an underpayment or overpayment, the Party owing the underpaid or overpaid amount will promptly pay such amount to the other Party. The costs and fees of any audit conducted by Abingworth under this Section 8.3 will be borne by Abingworth, unless such audit reveals an underpayment of amounts spent on Development Costs of more than [***] of the amounts reported by CymaBay in the relevant period, in which case, CymaBay will reimburse Abingworth for the reasonable expense incurred by Abingworth in connection with the audit.

ARTICLE 9

CONFIDENTIAL INFORMATION

9.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party (each, a “Receiving Party”) agrees that, during the Term and for the three (3) year period following the conclusion of the Term (except that the obligations will survive thereafter with respect to any Confidential Information that constitutes a trade secret under Applicable Law) or such longer period for which such Confidential Information may be maintained pursuant to Article 8, will keep confidential and will not publish or otherwise disclose and will not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder or thereunder) any Confidential Information furnished to it by or on behalf of the other Party (each, a “Disclosing Party”) or its Affiliates in connection with this Agreement. The foregoing obligations will not apply to any portion of such information or materials that the Receiving Party can demonstrate:

9.1.1 was publicly disclosed by the Disclosing Party before or after such Confidential Information becomes known to the Receiving Party;

9.1.2 was already known to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality or non-use, prior to when it was received from the Disclosing Party;

9.1.3 is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof without obligation to keep such Confidential Information confidential;

9.1.4 has been published by a Third Party or otherwise enters the public domain through no fault of the Receiving Party or any of its Affiliates in breach of this Agreement; or

9.1.5 has been independently developed by the Receiving Party or any of its Affiliates, without the aid, application or use of any Confidential Information of the other Party.

9.2 Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary for complying with Applicable Laws, including regulations promulgated by securities exchanges, provided that the Party required to disclose such information promptly notifies the Disclosing Party prior to making any such disclosure and cooperates with the Disclosing Party’s efforts to seek confidential treatment or to otherwise limit disclosure. Each Receiving Party may disclose the other Party’s Confidential Information to its Representatives (and, in the case of Abingworth, to the Abingworth Investors, solely with respect to the terms and conditions of this Agreement), in each case (a) only to the extent such Persons need to know the Confidential Information solely in connection with the performance of this Agreement, and (b) provided that each Person receiving Confidential Information must be bound by obligations of confidentiality and non-use at least as stringent as an equivalent in scope to those set forth in this Article 9 prior to any such disclosure and the Party making such disclosure to such Person will be liable to the other Party for any breach of such obligations by such disclosee (provided that a Party’s Representative or an Abingworth Investor will only be bound by the obligations set forth in this Article 9 to the extent that such Representative or Abingworth Investor actually receives such Confidential Information). Each Party may also disclose the material terms of this Agreement and updates regarding the Development and Commercialization progress of the Product, or a summary of such Party’s findings during its due diligence investigation of the Product (if applicable) to any bona fide potential or actual investor, investment banker, acquirer, provider of debt or royalty financing, or other potential or actual financial partner without the consent of the other Party, and provided that in connection with such disclosure, each disclosee must be bound by obligations of confidentiality and non-use at least as stringent as an equivalent in scope to those set forth in this Article 9 prior to any such disclosure and the Party making such disclosure to such disclosee will be liable to the other Party for any breach of such obligations by such disclosee. Notwithstanding anything in the foregoing to the contrary, Exhibit D constitutes CymaBay’s Confidential Information, and CymaBay may disclose Exhibit D to Third Parties as determined by CymaBay in its sole discretion. In any event, each Party agrees to take all reasonable action to avoid unauthorized use or disclosure of Confidential Information of the other Party hereunder.

9.3 Return of Confidential Information. Except as otherwise provided herein, upon expiration or earlier termination of this Agreement, all Confidential Information (including any copies thereof) in written or other tangible form will, at the Disclosing Party’s direction, be returned to the Disclosing Party or destroyed by the Receiving Party (with such destruction being confirmed in writing by an authorized officer of the Receiving Party), except (i) to the extent such Confidential Information is necessary to exercise any license or rights hereunder that survive such expiration or earlier termination; and (ii) one (1) copy of each document may be retained by the Receiving Party solely to the extent necessary to permit it to comply with any ongoing rights and responsibilities with respect to such Confidential Information or with Applicable Law. Notwithstanding the foregoing, in the case of Confidential Information of CymaBay disclosed by Abingworth to Abingworth Investors, Abingworth will request return and/or destruction of such Confidential Information but will not be liable in the event that such Confidential Information is not returned or destroyed.

9.4 Confidential Status of the Agreement. Subject to Section 9.2, and Section 9.5, the terms of this Agreement are deemed to be Confidential Information and will be subject to the confidentiality requirements of this Article 9, with each Party being deemed a Receiving Party for such purposes. The Parties each acknowledge that it will be necessary for CymaBay to file this Agreement with the U.S. Securities and Exchange Commission and to make other required public disclosures regarding the terms of this Agreement and payments made under this Agreement, and accordingly CymaBay will prepare a confidential treatment request in connection with such filing and provide Abingworth a reasonable opportunity to review and comment on such filing as well as on such other required public disclosures, which comments CymaBay will consider and incorporate in good faith, and thereafter use Commercially Reasonable Efforts to obtain confidential treatment as to certain terms of this Agreement; provided that CymaBay shall not be required to provide Abingworth the opportunity to review and comment on any disclosure substantively identical to any disclosure previously reviewed and commented upon by Abingworth.

9.5 Publicity. The Parties recognize that following the Effective Date the Parties (either individually or jointly) will issue mutually agreed press release(s) announcing the execution of this Agreement, and thereafter each Party may from time to time desire to issue additional press releases and make other public statements or disclosures regarding the subject matter of this Agreement, and hereby agree that such additional press releases, public statements and disclosures regarding the terms of this Agreement will be permitted only with the other Party’s written consent (which will not be unreasonably withheld, conditioned or delayed). Any publication, news release or other public announcement relating to the terms of this Agreement will first be reviewed and approved in writing by both Parties; provided, however, that any disclosure of information that is required by Applicable Law (including U.S. federal securities laws and the rules of a securities exchange), as reasonably advised by the disclosing Party’s counsel, may be made without the prior consent of the other Party, although the other Party will be given prompt notice of any such legally required disclosure and, to the extent practicable, will be provided an opportunity to comment on the proposed disclosure and the disclosing Party will consider in good faith any comments provided by the other Party on such proposed disclosure. For avoidance of doubt, this Section 9.5 shall not restrict CymaBay from releasing public statements or disclosures regarding CymaBay’s development and Commercialization activities with respect to the Product.

ARTICLE 10

INTELLECTUAL PROPERTY AND PERSONALLY

IDENTIFIABLE INFORMATION

10.1 Ownership and Rights.

10.1.1 Ownership.

10.1.1.1 For purposes of determining ownership under this Section 10.1, unless otherwise set forth herein, inventorship will be determined in accordance with United States patent laws (regardless of where the applicable activities occurred).

10.1.1.2 CymaBay will own and retain all right, title and interest in, to and under all data, results, information, analyses, discoveries, inventions and know-how that are Controlled by CymaBay as of the Effective Date and no such right, title or interest therein, thereto or thereunder is granted to Abingworth hereunder, except as expressly set forth herein. Abingworth will own and retain all right, title and interest in, to and under all data, results, information, analyses, discoveries, inventions and know-how that are Controlled by Abingworth as of the Effective Date and no such right, title or interest therein, thereto or thereunder is granted to CymaBay hereunder, except as set forth herein.

10.1.1.3 CymaBay will be the exclusive and sole owner of and retain all right, title and interest in, to and under (a) the Product, (b) all discoveries and inventions discovered, developed or invented by, or on behalf of, either Party, and any of their Affiliates, and any Permitted Third Party, in performance of the Product Clinical Trials (including the Research Results), (c) all improvements that are discovered, developed or invented by, or on behalf of CymaBay under or in performance of this Agreement that relate to Intellectual Property that is Controlled by CymaBay as of the Effective Date and (d) all Intellectual Property in the foregoing subsections (a) through (c) (all of the foregoing (a)-(d), collectively, the “Trial Inventions”). Subject to Section 7.1, Abingworth will, and hereby does, assign to CymaBay all rights, title and interest of Abingworth in, to and under the Trial Inventions, if any. For the avoidance of doubt, any Trial Inventions that are discovered, developed or invented by members of the ERC that are employed by or affiliated with Abingworth will be assigned to CymaBay.

10.2 Patent Prosecution. As between Abingworth and CymaBay, CymaBay will have sole and exclusive right to prepare, file, prosecute and maintain all Patents within the CymaBay Intellectual Property, including all Patents that cover the Trial Inventions, at its own expense (provided that CymaBay will use Commercially Reasonable Efforts to prosecute and maintain such Patents). At CymaBay’s request and expense (for reasonable out-of-pocket expenses), Abingworth will reasonably cooperate with CymaBay in preparing, filing, prosecuting, and maintaining such Patents. CymaBay will provide Abingworth with copies of all patent applications and other material submissions and correspondence filed with any patent counsel or patent authorities pertaining to the CymaBay Intellectual Property following reasonable request by Abingworth. CymaBay will promptly provide Abingworth with copies of all material correspondence sent to or received from any patent counsel or patent authorities pertaining to the CymaBay Intellectual Property, following reasonable request by Abingworth.

10.3 Intellectual Property Enforcement.

10.3.1 CymaBay Intellectual Property. CymaBay will have the sole and exclusive right, and will use Commercially Reasonable Efforts, to enforce the CymaBay Intellectual Property Controlled by CymaBay, including Intellectual Property that covers the Trial Inventions, against Third Party Infringements at its sole expense.

10.3.2 Infringement of Third Party Rights. If either Party learns of Third Party allegations that CymaBay or any of its Affiliates or Permitted Third Parties, have infringed, misappropriated or otherwise violated, or are infringing, misappropriating or otherwise violating, any Intellectual Property of a Third Party in connection with either the Product Clinical Trials or performing its obligations or duties hereunder, such Party will promptly notify the other Party. CymaBay will have sole control and responsibility of, and discretion with respect to, such allegations and any related actions or litigation at its sole expense, but will keep Abingworth reasonably informed. CymaBay will not settle or compromise any allegation, action or litigation in a way that admits fault or liability on the part of Abingworth or otherwise results in any cost or liability on the part of Abingworth. For the avoidance of doubt, if Abingworth or any of its Affiliates are named in any such related actions or litigation, then CymaBay shall not have sole control and responsibility unless the Parties agree separately and specifically in writing.

10.4 Personally Identifiable Information.

10.4.1 In conducting the Product Clinical Trials and its other obligations under this Agreement, CymaBay will use Commercially Reasonable Efforts to comply, and will use Commercially Reasonable Efforts to require each applicable Permitted Third Party to comply, with Applicable Laws relating to privacy or data protection applicable to CymaBay or the Product Clinical Trials being conducted by or on behalf of CymaBay, including ensuring that all necessary (a) consents from Clinical Investigators, Subjects and any others from whom Personally Identifiable Information will be received are obtained; (b) regulatory notifications are filed in all countries for which Sites have been selected; and (c) approvals are obtained in all countries for which Sites have been selected, prior to collection or transfer of such Personally Identifiable Information. Without prejudice to the generality of the foregoing, CymaBay will use Commercially Reasonable Efforts to comply with the General Data Protection Regulation (2016/679) (“GDPR”), and will ensure the information referred to in Applicable Laws and, if applicable, in particular Articles 13 and 14 of is made available to data subjects (as defined in the GDPR) in relation to the processing of their Personally Identifiable Information by CymaBay when acting as a data controller (as defined in the GDPR), and the information is in a concise, transparent, intelligible and easily accessible form, using clear and plain language as required by Article 12 of the GDPR.

10.4.2 CymaBay will not process, and will use Commercially Reasonable Efforts to require that each applicable Permitted Third Party does not process, any Personally Identifiable Information in a way that is contrary to Applicable Laws.

10.4.3 CymaBay will use Commercially Reasonable Efforts to maintain, and will use Commercially Reasonable Efforts to require each applicable Permitted Third Party to maintain, appropriate and sufficient technical and organizational security measures to maintain the confidentiality of Personally Identifiable Information and to protect such data against accidental or unlawful destruction or accidental loss, damage, alteration, unauthorized disclosure or access, in particular where such data is transmitted over a network. These technical and organizational security measures will ensure a level of security appropriate to the risk, including, as appropriate, (a) pseudonymisation and encryption; (b) the ability to ensure the ongoing confidentiality, integrity, availability and resilience of processing systems and services; (c) the ability to restore the availability and access to the Personally Identifiable Information in a timely manner in the event of a physical or technical incident; and (d) a process for regularly testing, assessing and evaluating the effectiveness of those measures.

10.4.4 CymaBay will promptly notify Abingworth of: (a) any significant unauthorized use or disclosure or breach of any Personally Identifiable Information promptly upon discovery of such occurrence; and (b) the transmittal of any related breach notification to any affected person, Governmental Authority or the media. CymaBay will use Commercially Reasonable Efforts to require each applicable Permitted Third Party to notify CymaBay of: (i) any significant unauthorized use or disclosure or breach of any Personally Identifiable Information promptly upon discovery of such occurrence and (ii) the transmittal of any related breach notification to any affected person, Governmental Authority or the media. CymaBay shall not disclose any Personally Identifiable Information to Abingworth without prior notice to Abingworth and receipt of Abingworth’s express prior consent.

ARTICLE 11

INDEMNIFICATION AND INSURANCE

11.1 Indemnification by Each Party.

11.1.1 By Abingworth. Abingworth will indemnify and hold CymaBay, its Affiliates and its and their respective officers, directors, employees and agents (the “CymaBay Indemnified Parties”) harmless from any and all Losses arising or resulting from any Claims by a Third Party against any CymaBay Indemnified Parties to the extent arising from Abingworth’s material breach of this Agreement; except to the extent caused by (i) the gross negligence or willful misconduct of any CymaBay Indemnified Party, or (ii) a material breach of this Agreement by CymaBay.

11.1.2 By CymaBay. CymaBay will indemnify and hold Abingworth, its Affiliates, its investors and its and their respective officers, directors, employees and agents (the “Abingworth Indemnified Parties”), harmless from any and all Losses arising or resulting from any Claims by a Third Party against any Abingworth Indemnified Parties to the extent arising from (a) the Product supplied by or on behalf of CymaBay, its Affiliates or sublicensees; (b) a Product Clinical Trial, including a physical injury or death of a Subject that is caused by a Subject’s participation in a Product Clinical Trial, whether or not directly attributable to the Product; (c) CymaBay’s gross negligence or willful misconduct in performing its obligations under this Agreement; (d) CymaBay’s material breach of this Agreement, including a breach of its GDPR obligations set forth in Section 10.4.1, (e) the actions (or inactions) of a Permitted Third Party in connection with the Development of the Product, (f) any material breach of a Protocol by CymaBay, or its Affiliate, or of its or their respective Permitted Third Parties, (g) actual or alleged infringement of any Third Party’s Intellectual Property by the Product (including its use or manufacture) in connection with the Development of the Product by CymaBay in performing its duties or obligations hereunder with respect to the Product; and (h) injuries sustained by Subjects in connection with the Product Clinical Trials, including Claims arising prior to the Effective Date based upon physical injury or death of a Subject in connection with the Product Clinical Trials, or from the Commercialization of the Product; except to the extent that any of the foregoing (a) through (h) were caused by (i) the gross negligence or willful misconduct of any Abingworth Indemnified Party, or (ii) material breach of this Agreement by Abingworth.

11.2 Indemnification Procedure.

11.2.1 Notice of Claim. A Party believing that it is entitled to indemnification under Section 11.1.1 or Section 11.1.2 (an “Indemnified Party”) will give prompt written notice (each, an “Indemnification Claim Notice”) to the other Party (the “Indemnifying Party”) upon receipt of notice of the commencement of any Claim for which indemnification may be sought, or if earlier, upon the assertion of any such Claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Claim of a Third Party as provided in this Section 11.2.1 will not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice). Each Indemnification Claim Notice will contain a description of the Claim and the nature and amount of the Loss (to the extent that the nature and amount of such Loss are known at such time). The Indemnified Party will furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses.

11.2.2 Control of Defense. At its option, the Indemnifying Party may assume the defense of any Claim by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Claim by the Indemnifying Party will not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify the Indemnified Party in respect of the Claim, nor will it constitute a waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Claim any legal counsel selected by the Indemnifying Party that is reasonably satisfactory to the Indemnified Party. In the event the Indemnifying Party assumes the defense of a Claim, the Indemnified Party will promptly deliver to the Indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Claim. Should the Indemnifying Party assume the defense of a Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of such Claim.

11.2.3 Right to Participate in Defense. Without limiting Section 11.2.2, the Indemnified Party will be entitled to (a) participate in, but not control, the defense of such Claim and to engage counsel of its choice for such purpose; provided, however, that such engagement will be at the Indemnified Party’s own expense unless the engagement thereof has been specifically authorized by the Indemnifying Party in writing, and (b) control its defense of such Claim and to engage counsel of its choice for such purpose, at the expense of the Indemnifying Party, if the Indemnifying Party has failed to assume the defense and engage counsel in accordance with Section 11.2.2.

11.2.4 Settlement. With respect to any Losses related solely to payment of money damages in connection with a Claim that (a) includes a complete and unconditional release of the Indemnified Party, (b) will not result in the Indemnified Party admitting liability, becoming subject to injunctive or other equitable relief that will otherwise adversely affect the business of the Indemnified Party in any manner, and (c) as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, will deem appropriate. With respect to all other Losses in connection with Claims, where the Indemnifying Party has assumed the defense of the Claim in accordance with Section 11.2.2, the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, only if it obtains the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed). The Indemnifying Party will not be liable for any settlement or other disposition of a

Loss by the Indemnified Party that is reached without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed). Regardless of whether the Indemnifying Party chooses to defend or prosecute any Claim, the Indemnified Party will not admit any liability with respect to, or settle, compromise or discharge, any Claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld or delayed.

11.2.5 Cooperation. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Claim, the Indemnified Party will reasonably cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

11.3 Insurance.

11.3.1 Generally. Commencing as of the Effective Date and thereafter during the Development Term, and subject to Section 11.3.2 below, CymaBay will carry and maintain, at its own expense, insurance coverage of the kind and with liability limits that, at a minimum, satisfy the requirements of Section 11.3.2, to protect itself and Abingworth against any claims or liabilities that may arise from the conduct of the Product Clinical Trials and all other rights and obligations hereunder with insurers with a minimum “A-” A.M. Best rating. Any deductibles for such insurance policies will be assumed by CymaBay. Such insurance policies will be primary and non-contributing with respect to any other similar insurance policies available to Abingworth and its Affiliates. Prior to the Effective Date, and annually, at each anniversary of the Effective Date (unless, during such year, expiration of the applicable policy occurs first, in which case, on such expiration date), at Abingworth’s written request, CymaBay will supply documentation of such insurance coverage via original certificates of insurance, if applicable. CymaBay will provide Abingworth with a minimum of thirty (30) days prior written notice if it is unable to obtain appropriate insurance coverage or if its coverage is canceled, unable to be renewed or materially changed. For clarity, any insurance coverage or the failure to maintain adequate insurance coverage does not limit or reduce CymaBay’s liability under this Agreement. CymaBay will ensure that no subcontractor, including any Permitted Third Party, will continue to perform the work unless such subcontractor is insured as deemed appropriate by CymaBay.

11.3.2 Minimum Requirements. Commencing on the Effective Date and thereafter during the Development Term (or longer if otherwise stated below), CymaBay will maintain the following types of insurance coverage at a minimum level that is the greater of (a) the highest minimum level required by Applicable Law in the countries in which the Product Clinical Trials and other obligations hereunder are being performed or (b) the following (to the extent different).

11.3.2.1 Commercial General Liability: [***] per occurrence; [***] general aggregate Commercial General Liability, including Premises & Operations and Personal Injury; [***] combined single limit on all owned, non-owned and hired vehicles of CymaBay.

11.3.2.2 Umbrella Excess Liability: [***] occurrence.

11.3.2.3 Clinical Trials Liability: [***] per occurrence. CymaBay will obtain such Clinical Trials Liability insurance on a global basis, and, if required, supplemented Clinical Trials Liability insurance in the US, at its expense. Coverage must be maintained for as long as required by Applicable Law in each country after release of the last Subject from the Product Clinical Trials or where there is no legal requirement at least three (3) years after the termination of the Agreement.

11.3.2.4 Professional Liability: Each clinical research organization for each Product Clinical Trial will obtain Professional Liability Insurance or Errors and Omissions Insurance in lieu of Clinical Trial Insurance, with a minimum limit of [***] per occurrence. Coverage must be maintained for at least [***] after the later of (i) expiration or early termination of this Agreement and (ii) release of the last Subject from the Product Clinical Trials.

11.3.3 Additional Insured. CymaBay will include Abingworth and its Affiliates as additional insured parties on CymaBay’s global Clinical Trial Liability insurance policy, as set forth in Section 11.3.2.3, for [***] after the later of termination of this Agreement or release of the last Subject from the Product Clinical Trials.

11.3.4 Product Liability Insurance. CymaBay will be responsible for maintaining product liability insurance related to the Development and Commercialization of the Product at its expense.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES; ADDITIONAL COVENANTS

12.1 Representations and Warranties of Both Parties.

12.1.1 Each Party hereby represents and warrants that it has the requisite corporate power and authority to enter into this Agreement and that this Agreement constitutes a legal and valid obligation binding upon such Party, enforceable in accordance with its terms.

12.1.2 Each Party hereby represents and warrants that it is not a party to any agreement that would prevent it from fulfilling its obligations under this Agreement.

12.2 Additional CymaBay Representations, Warranties and Covenants.

12.2.1 No Contravention. The execution, delivery and performance by CymaBay of this Agreement and each of the other Transaction Agreements have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s organizational documents; (b) conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any lien or encumbrance under, or require any payment to be made under (i) any contractual obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any governmental authority or any arbitral award to which such Person or its property is subject; or (c) violate any Applicable Law, except in the case of this Section 12.2.1, with respect to any conflict, breach, violation, or payment, to the extent that such conflict, breach, violation, or payment would not reasonably be expected to have a material adverse effect on CymaBay’s ability to satisfy its obligations under this Agreement.

12.2.2 Licensure, Registration and Accreditation. CymaBay hereby represents and warrants that it is licensed, registered, or otherwise qualified under all Applicable Laws to do business (a) in each jurisdiction where such licenses, registrations or other qualifications are required for the Development and Commercialization of the Product and (b) in each other jurisdiction where such licenses, registrations or other qualifications are required, except as would not reasonably be expected to cause a Material Adverse Event.

12.2.3 Existing License.

12.2.3.1 Maintenance of Existing License. CymaBay represents and warrants that there has not been any breach or default by CymaBay under the Existing License which has not been or will not be, as applicable, timely cured as permitted thereunder, and that the Existing License is in full force and effect. There are no circumstances that exist as of the Effective Date that could give rise to a breach or default under the Existing License by CymaBay or, to CymaBay’s knowledge, by the Existing Licensor.

12.2.3.2 No Other Agreements. CymaBay represents and warrants that other than the Existing License, there are no other agreements to which CymaBay is a party that are related to, or pursuant to which CymaBay has obtained or granted rights regarding, the Product.

12.2.4 Debarment. CymaBay certifies that neither it, nor its Affiliates, nor to its knowledge any Permitted Third Parties engaged by it to perform activities in relation to the Product are debarred under subsections 306(a) or (b) of the FFDCA (US Generic Drug Enforcement Act of 1992; 21 USC 335a(a) or (b)), and that it has not and will not knowingly use in any capacity the services of any Person or Permitted Third Party debarred under this law (or otherwise disqualified) to conduct the Product Clinical Trials. CymaBay further certifies that neither it, nor any of its Affiliates are excluded from any federal health care program, including but not limited to Medicare and Medicaid.

12.2.5 Clinical Trial Permits; Certifications; Authorizations. CymaBay hereby represents and warrants that, as of the Effective Date, CymaBay and its Permitted Third Parties have such INDs or other filings with all Regulatory Authorities as are required to conduct the Product Clinical Trials and perform any and all of their obligations in connection with the Product Clinical Trials supervised by it. All such INDs and other filings are valid and in full force and effect and no default has occurred. Except as disclosed to Abingworth prior to the date hereof in the Data Room, CymaBay has not received any notice that the FDA, other Regulatory Authority, institutional review board or independent ethics committee, has initiated, or threatened to initiate, any action to suspend or terminate any IND or otherwise restrict the preclinical or clinical research of any Product.

12.2.6 Disclosure of Regulatory Notices and Communications. CymaBay hereby represents and warrants that, as of the Effective Date, the regulatory communications and, if any, notices of inspection, inspection reports, warning letters and deficiency letters related to the Product made available by CymaBay in the Data Room were true and complete copies of such documents. CymaBay hereby represents and warrants that such documents comprise all material written regulatory communications related to the Product from all Regulatory Authorities in the possession of CymaBay as of the Effective Date.

12.2.7 CRO Inquiry. CymaBay represents and warrants that, up to and as at the Effective Date, after due inquiry to its CRO responsible for conducting the Product Clinical Trials, CymaBay has not received any verbal or written notice of the occurrence of any Serious Safety Issue in the Product Clinical Trials.

12.2.8 Compliance. CymaBay represents and warrants that, prior to the Effective Date, (a) it has conducted all preclinical and clinical activities related to the development of the Product in material compliance with Applicable Laws, including GLP and GCP, and (b) to CymaBay’s knowledge, all Third Parties utilized by CymaBay to perform any portion of the preclinical and clinical activities have conducted such portion of such preclinical activities in material compliance with Applicable Laws.

12.2.9 Intellectual Property. CymaBay represents and warrants that CymaBay owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for the Development, manufacture and Commercialization of the Product as contemplated as of the Effective Date. To CymaBay’s knowledge, the Development, manufacture and Commercialization of the Product by CymaBay as contemplated as of the Effective Date does not and will not violate any license and does not and will not infringe any intellectual property rights of any Third Party. Except as set forth in the Existing License, there are no outstanding options, licenses or agreements of any kind granted by CymaBay relating to the Development, manufacture or Commercialization of the Product. CymaBay has not received any communications alleging that CymaBay has violated, or that the Development, manufacture or Commercialization of the Product would violate, any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights of any Third Party. CymaBay represents and warrants that, except as otherwise agreed in writing by Abingworth or as set forth in the respective intellectual property filings, all CymaBay Intellectual Property, other than the CymaBay Intellectual Property exclusively licensed to CymaBay under the Existing License, is owned by CymaBay as of the Effective Date and neither party to the Existing License has taken any action, or provided any notice, to terminate the Existing License during the Term. Schedule 12.2.9 hereto sets forth an accurate and complete list of all issued patents and patent applications included in the CymaBay Intellectual Property that cover or claim the Product or their use, manufacture or sale (the “Product Patents”) as of the Effective Date. For each Product Patent, CymaBay has indicated (i) the jurisdiction in which such Patent is pending, allowed, granted or issued, (ii) the patent number of patent serial number, (iii) the owner of such Patent and (iv) the expiration date of the Patent. To CymaBay’s knowledge, the Product Patents that have been issued or granted by the applicable patent office are valid and enforceable. CymaBay has not received any notice or legal opinion, whether preliminary in nature or qualified in any manner, which concludes that a challenge to the validity or enforceability of any of the issued Product Patents may succeed. CymaBay has not received any claim or notice challenging, or threatening to challenge, the ownership of, or rights of CymaBay in and to or the validity or enforceability of the Product Patents. CymaBay has not committed any act, or failed to commit any required act that would reasonably be expected to cause any Product Patent to expire prematurely, lapse or be declared invalid or unenforceable, or that estops the enforcement of such Product Patent against any Third Party.

12.2.10 CymaBay Data Provided as of the Effective Date. CymaBay hereby represents and warrants that, up to and as of the Effective Date, (i) the CMC Information set forth in the Data Room is accurate in all material respects, (ii) the descriptions of, Protocols for, and data and other results of, the Product Clinical Trials conducted by or on behalf of CymaBay set forth in the Data Room are accurate and complete and there are no omissions from such documents, data and other results that render such documents, data or other results materially misleading and (iii) the summaries of primary data regarding the Product set forth in the Data Room are accurate and complete in all material respects, and there are no omissions from such summaries as so presented that render such summaries materially misleading.

12.2.11 Provision of Information. CymaBay represents and warrants that all information made available by or on behalf of CymaBay to Abingworth or its Affiliates with regard to the Product or the Product Clinical Trial in connection with this Agreement was (when provided) and is (as of the Effective Date), to CymaBay’s and its Affiliates’ knowledge (after due inquiry), true, accurate and complete in all material respects; and CymaBay has not knowingly or negligently failed to disclose to Abingworth or made available to Abingworth in the Data Room any information in its or its Affiliates’ control or possession, or of which CymaBay is aware, that would be reasonably necessary to make any information that has been disclosed to Abingworth or made available to Abingworth in the Data Room prior to the Effective Date with respect to the Product and the Development activities contemplated under this Agreement not misleading in any material respect, including any information regarding any impact on the manufacturing, supply chain, Development or Commercialization of the Product resulting from the coronavirus identified as COVID-19 (and/or variants thereof).

12.2.12 Security Interest; Priority. CymaBay hereby represents and warrants that, as of the Effective Date, (a) this Agreement creates a valid security interest in favor of Abingworth in the Collateral and, when properly perfected by filing, will constitute a valid and perfected first priority security interest in the Collateral, to the extent such security interest can be perfected by filing under the UCC, free and clear of all Liens except for Permitted Liens, (b) CymaBay has not authenticated any agreement authorizing any secured party thereunder to file a financing statement, except to perfect Permitted Liens, (c) with respect to the Development Costs Account, upon execution and delivery of the Deposit Account Control Agreement, Abingworth will have a valid and perfected, first-priority security interest in the Development Costs Account.

12.2.13 Contingent Liabilities. CymaBay hereby represents and warrants that, except as reflected in CymaBay’s consolidated balance sheet for the quarter ended March 31, 2021 included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, as of the Effective Date, CymaBay and its Subsidiaries do not have any contingent liabilities that would be required to be reflected on CymaBay’s balance sheet in accordance with GAAP except for (i) obligations in connection with this Agreement, and (ii) other contingent liabilities incurred in the ordinary course of business that are not material to the business of CymaBay and its Subsidiaries, taken as a whole.

12.2.1 Data Room. No later than five (5) days following the Effective Date, CymaBay shall provide Abingworth with a copy of the Data Room as it existed as of the Effective Date.

12.3 Abingworth Representation, Warranty and Covenant. Abingworth hereby represents, warrants and covenants that it will have, as and when needed, sufficient funds to satisfy its obligations hereunder. Abingworth does not assume any obligations to, and will have no rights to engage in any research, Development, promotion and/or Commercialization of the Product, which remain the sole responsibility of CymaBay.

12.4 Additional CymaBay Covenants.

12.4.1 Existing License. During the Term, CymaBay shall not commit any breach under the Existing License, and if such a breach occurs, it shall be timely cured by CymaBay as permitted thereunder. During the Term, CymaBay will: (a) not take any action that would entitle the Existing Licensor to terminate the Existing License, (b) promptly take such actions as are necessary to cure any breach that would entitle the Existing Licensor to terminate the Existing License; and (c) not amend, modify, supplement, restate, waive, cancel or terminate (or consent to any cancellation or termination of), in whole or in part, any provision of or right under the Existing License, or assign, in whole or in part, the Existing License or any provision thereof or right thereunder, without the prior written consent of Abingworth, to be given or withheld in its sole discretion.

12.4.2 Anti-Corruption. CymaBay agrees, on behalf of itself and its Representatives, that for the performance of its obligations hereunder:

12.4.2.1 CymaBay, its Affiliates and its and their respective Representatives will comply with the Anti-Corruption Laws and will not take any action that will, or would reasonably be expected to, cause Abingworth or its Affiliates to be in violation of any Anti-Corruption Laws; and

12.4.2.2 CymaBay will promptly provide Abingworth with written notice of the following events: (a) upon becoming aware of any breach or violation by CymaBay, its Affiliate or any of its or their respective Representatives of any representation, warranty or undertaking set forth in Section 12.4.2, or (b) upon receiving a formal notification that it is the target of a formal investigation by a Governmental Authority for a Material Anti-Corruption Law Violation or upon receipt of information from any of its Representatives connected with this Agreement that any of them is the target of a formal investigation by a governmental authority for a Material Anti-Corruption Law Violation.

12.4.3 Required Permits. CymaBay further covenants that it and its Permitted Third Parties will have at the required times, such INDs or other filings with all Regulatory Authorities as are required to conduct the Product Clinical Trials and perform any and all of their obligations in connection with the Product Clinical Trials supervised by it.

12.4.4 Product Supply. CymaBay covenants that, (a) during the Development Term, it will use Commercially Reasonable Efforts to manufacture and supply, or have manufactured and supplied, quantities of the Product sufficient to conduct and complete the Product Clinical Trials in accordance with the applicable Protocol(s), and (b) following Regulatory Approval of the Product, CymaBay will use Commercially Reasonable Efforts to manufacture and supply, or have manufactured and supplied, quantities of the Product sufficient to meet CymaBay’s diligence obligations set forth in Section 3.6.

12.4.5 Intellectual Property. CymaBay covenants that, except as otherwise agreed in writing by Abingworth, all CymaBay Intellectual Property, other than the CymaBay Intellectual Property exclusively licensed to CymaBay under the Existing License, will at all times during the Term continue to be owned by CymaBay, and CymaBay shall not terminate, or agree to terminate, the Existing License during the Term.

12.5 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES.

12.5.1 Each Party hereby agrees and understands that because the Product Clinical Trials and the Product are experimental in nature, the outcome is inherently uncertain and unpredictable. Each Party hereby agrees and understands that the other Party makes no representation, guarantee or warranty, express or implied, regarding the outcome of the Product Clinical Trials (including achievement of the Success Payment Trigger), any Research Results generated after the Effective Date, the ability to obtain Regulatory Approval or the patentability, legal protectability or usefulness of any Intellectual Property arising from the Product Clinical Trials.

12.5.2 EXCEPT AS OTHERWISE SET FORTH IN THIS ARTICLE 12, NEITHER PARTY MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, EITHER ORAL OR WRITTEN, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY REGARDING THE USE, RESULTS OR EFFICACY OF THE PRODUCT.

ARTICLE 13

TERM; CLOSING CONDITIONS; AND TERMINATION

13.1 Term. The term of this Agreement (the “Term”) will commence on the Effective Date and will expire upon the earliest of (i) termination of this Agreement in accordance with Section 13.3, or (ii) the date of payment of the last Success Payment.

13.2 Pre-Signing Conditions.

13.2.1 Deposit Account Control Agreement. On or before the Effective Date, CymaBay will execute and deliver to Abingworth the Deposit Account Control Agreement, as set forth in Section 7.4.1(a).

13.2.2 Proof of Insurance. Prior to the Effective Date, CymaBay will supply documentation of insurance coverage via original certificates of insurance, if applicable, in accordance with Section 11.3.

13.2.1 Opinion. On or before the Effective Date, CymaBay will deliver to Abingworth an executed opinion or opinions of counsel, dated as of the date hereof, as set forth in Section 7.4.1(b).

13.3 Termination.

13.3.1 Termination for Material Breach.

13.3.1.1 Fundamental Material Breach. This Agreement may be terminated by the other Party immediately, in its entirety, in the event of (i) a failure to fund by Abingworth as set forth in Section 4.1 and Section 4.2, (ii) the failure of Abingworth to release its security interest pursuant to Section 7.1.3, (iii) the failure by CymaBay to pay any Success Payment when due, (iv) a failure by CymaBay to use Commercially Reasonable Efforts to Develop the Product as set forth herein, provided that the breaching Party has received written notice from the non-breaching Party of such breach, specifying in reasonable detail the particulars of the alleged breach and such breach has not been cured within sixty (60) days after the date of the relevant notice. The non-breaching Party will have the right to pursue remedies it may have at law or equity for such breach, including the right to seek damages from the breaching Party.

(a) By Abingworth. In the event that Abingworth terminates this Agreement pursuant to clause (iii) or (iv) of this Section 13.3.1.1, CymaBay will pay Abingworth within sixty (60) days of the date of termination, an amount equal to the full MoIC Development Costs paid by Abingworth prior to the effective date of such termination, reduced by the amount of any Success Payments previously paid by CymaBay.

(b) By CymaBay. In the event that CymaBay terminates this Agreement pursuant to clause (i) or (ii) of this Section 13.3.1.1, CymaBay will not be required to pay any further Success Payments.

13.3.1.2This Agreement may be terminated by either Party immediately, in its entirety, in the event of a material breach of this Agreement by the other Party not otherwise covered in Section 13.3.1.1, provided that the breaching Party has received written notice from the non-breaching Party of such breach, specifying in reasonable detail the particulars of the alleged breach and such breach has not been cured within [***] after the date of the relevant notice. The non-breaching Party will have the right to pursue remedies it may have at law or equity for such breach, including the right to seek damages from the breaching Party. For the avoidance of doubt, a breach by CymaBay of applicable Anti-Corruption Laws will be considered a material breach of this Agreement for which Abingworth will have a termination right under this Section 13.3.2.

(a) By Abingworth. In the event that Abingworth terminates this Agreement pursuant to this Section 13.3.1.2, (i) Abingworth will no longer be required to fund Development Costs hereunder and (ii) CymaBay will pay Abingworth within sixty (60) days of the date of termination, an amount equal to two hundred percent (200%) of the Development Costs paid by Abingworth prior to the effective date of such termination. In the event that Abingworth terminates this Agreement pursuant to this Section 13.3.1.2, if CymaBay elects to continue Development of the Product and achieves the Success Payment Trigger following such termination, CymaBay will remain obligated to pay to Abingworth the Success Payments that become due and payable pursuant to Article 6 at such time that such payments become due and payable (if ever) pursuant to Article 6, provided that such Success Payments will be adjusted as set forth in Section 6.2 and reduced by the amount previously paid to Abingworth as set forth in this Section 13.3.1.2.

(b) By CymaBay. In the event that CymaBay terminates this Agreement pursuant to this Section 13.3.1.2, CymaBay will remain obligated to pay to Abingworth the Success Payments that become due and payable pursuant to Article 6 at such time that such payments become due and payable (if ever) pursuant to Article 6, provided that such Success Payments will be adjusted as set forth in Section 6.2.

13.3.2 Termination by Abingworth for Material Adverse Event. Abingworth may terminate this Agreement, in its entirety, at any time in the event of a Material Adverse Event that is not cured within thirty (30) days, immediately upon written notice to CymaBay. In the event that Abingworth terminates this Agreement pursuant to this Section 13.3.2, if CymaBay elects to continue Development of the Product and achieves the Success Payment Trigger following such termination, CymaBay will remain obligated to pay to Abingworth the Success Payments that become due and payable pursuant to Article 6 at such time that such payments become due and payable (if ever) pursuant to Article 6, provided that such Success Payments will be adjusted as set forth in Section 6.2.

13.3.3 Termination for Failure to Receive Regulatory Approval.

13.3.3.1 Failure to Obtain Regulatory Approval. This Agreement will, upon written notice from either Party to the other Party, terminate in its entirety with no further action from either Party, if the Product has not received Regulatory Approval following completion of the Product Clinical Trials, CymaBay’s submission of applications for Regulatory Approval in the U.S., EU or UK, and CymaBay’s use of Commercially Reasonable Efforts to obtain such Regulatory Approvals. For the avoidance of doubt, if Regulatory Approval is received, then this Agreement may not thereafter be terminated pursuant to this Section 13.3.3.1.

13.3.3.2Development Program Failure. Abingworth will have the right to terminate this Agreement upon written notice to CymaBay if the RESPONSE Trial is completed or terminated and either (a) the primary endpoint in such trial is not achieved or (b) Abingworth reasonably determines that the Research Results of such trial do not support Regulatory Approval. For the avoidance of doubt, if an application for Regulatory Approval is accepted for filing by a Regulatory Authority in the U.S, EU or UK then this Agreement may not thereafter be terminated pursuant to this Section 13.3.3.2.

13.3.3.3 CymaBay will have the right to terminate this Agreement upon written notice to Abingworth if the RESPONSE Trial is completed or terminated and the primary endpoint in such trial is not achieved. For the avoidance of doubt, if an application for Regulatory Approval is accepted for filing by a Regulatory Authority in the U.S, EU or UK then this Agreement may not thereafter be terminated pursuant to this Section 13.3.3.3.

13.3.3.4In the event that this Agreement is terminated pursuant to this Section 13.3.3, if CymaBay elects to continue Development of the Product and achieves the Success Payment Trigger following such termination, CymaBay will remain obligated to pay to Abingworth any Success Payments that become due and payable pursuant to Article 6 at such time that such payments become due and payable (if ever) pursuant to Article 6, provided that such Success Payments will be adjusted as set forth in Section 6.2.

13.3.4 Termination for Bankruptcy. Either Party may terminate this Agreement in its entirety upon written notice to the other Party if the other Party makes an assignment for the benefit of creditors, or commences a case or proceeding under any bankruptcy, reorganization, insolvency, or similar laws, has a trustee or receiver or similar officer of any court appointed for such Party, or for substantial part of the property of such Party, or bankruptcy, reorganization, insolvency, or liquidation proceedings are instituted by or against such Party without such proceedings being dismissed, in each of the foregoing cases for a period of at least [***].

13.3.4.1 In the event that CymaBay terminates this Agreement pursuant to this Section 13.3.4, if CymaBay elects to continue Development of the Product and achieves the Success Payment Trigger following such termination, then CymaBay will remain obligated to pay to Abingworth any Success Payments that become due and payable pursuant to Article 6 at such time that such payments become due and payable (if ever) pursuant to Article 6, provided that such Success Payments will be adjusted as set forth in Section 6.2.

13.3.4.2 In the event that Abingworth terminates this Agreement pursuant to this Section 13.3.4, then CymaBay will pay Abingworth within [***] of the date of termination an amount equal to the full MoIC of the Development Costs paid by Abingworth prior to such termination, reduced by the amount of any Success Payments previously paid by CymaBay.

13.3.5 Termination for Change of Control of CymaBay. Either Abingworth or CymaBay (or its successor) may, in its sole discretion, terminate this Agreement in its entirety at any time within sixty (60) days following a Change of Control of CymaBay. Whether or not this Agreement is terminated pursuant to this Section 13.3.5, CymaBay (or its successor, if applicable) will pay to Abingworth the Change of Control Payment pursuant to Section 6.6.2. If the Success Payment Trigger has not yet been achieved, CymaBay or its successor will be obligated to continue to exercise Commercially Reasonable Efforts to Develop and obtain Regulatory Approval for the Product as set forth herein (including in Section 3.6). If the Success Payment Trigger has been already been achieved, or if the Success Payment Trigger is achieved following such termination, then CymaBay (or its successor) will remain obligated to pay any Success Payments that become due and payable pursuant to Article 6 at such time that such payments become due and payable (if ever) pursuant to Article 6 (except to the extent that CymaBay has previously accelerated and paid to Abingworth any such payments pursuant to Section 6.6), provided that any such Success Payments (or Approval Buy-Out Payment, as applicable) will be adjusted as set forth in Section 6.2, and will be subject to the credit for the Change of Control Payment described in Section 6.6.2. In the event that CymaBay or its successor terminates this Agreement pursuant to this Section 13.3.5, then CymaBay will pay to Abingworth, within [***] after the date of termination, a one-time payment, in lieu of the Success Payments (other than Success Payments already paid), calculated based on the remaining Success Payments in the same manner as the Approval Buy-Out Payment in Section 6.6.1 as adjusted pursuant to Section 6.2, and for purposes of this calculation the Success Payment Trigger will be either the actual date the Success Payment Trigger was satisfied if the termination is after that date or will be deemed to occur on June 30, 2024 if the termination is prior to that date.

13.3.6 Termination for Safety Concerns. Either Party may terminate this Agreement upon written notice to the other Party if (a) the IDMC for a Product Clinical Trial recommends termination of such Product Clinical Trial for reasons pertaining to the health or safety of the Subjects or for futility or (b) the Parties mutually agree that a material health or safety concern with respect to the Subjects exists. In the event that this Agreement terminates pursuant to this Section 13.3.6, then CymaBay will not be obligated to pay to Abingworth any Success Payments following the effective date of such termination. Notwithstanding the foregoing, if this Agreement terminates pursuant to this Section 13.3.6 and such termination (i) arises as a result of gross negligence on the part of CymaBay; or (ii) is due to (x) the applicable IDMC recommending termination of the applicable Product Clinical Trial or (y) CymaBay and Abingworth mutually agreeing to terminate the applicable Product Clinical Trial, in either case ((x) or (y)), due to a Serious Safety Issue that was material as of the Effective Date and the material data showing, demonstrating, or identifying such Serious Safety Issue were not included in the Data Room, disclosed in writing to Abingworth or otherwise publicly known prior to the Effective Date; then, in either case (i) or (ii), CymaBay will pay Abingworth within [***] of the date of termination an amount equal to the full MoIC of Development Costs paid by Abingworth as of the effective date of such termination. [***].

13.3.7 Termination Because of Adverse Patent Impact. Abingworth may terminate this Agreement if (a) CymaBay is prevented, by final and non-appealable judgment of a court of competent jurisdiction, from further Developing or Commercializing the Product in the U.S. or (b) the future value of the Product is materially adversely affected due to (i) Third Party patents that were not publicly disclosed or known to Abingworth as of the Effective Date that would be infringed by the manufacture, use, sale, offer for sale or import of the Product for the Indication in the U.S. or (ii) the invalidity or unenforceability of any claims of any composition-of-matter Patent within the CymaBay Intellectual Property covering the Product in the Indication in the U.S. (in either case ((a) or (b)), an “Adverse Patent Impact”), upon written notice to CymaBay if CymaBay does not cure such Adverse Patent Impact within a period of three (3) months from the date of Abingworth’s notice to CymaBay of an Adverse Patent Impact. In the event that Abingworth terminates this Agreement pursuant to this Section 13.3.7, then if CymaBay elects to continue Development of the Product and achieves the Success Payment Trigger following such termination, then CymaBay will remain obligated to pay to Abingworth any Success Payments that become due and payable pursuant to Article 6 at such time that such payments become due and payable (if ever) pursuant to Article 6, provided that such Success Payments will be adjusted as set forth in Section 6.2.

13.3.8 Termination for ERC Decision. Abingworth may, in its sole discretion, terminate this Agreement in its entirety at any time CymaBay exercises its decision-making authority under Section 5.2.4 to approve a matter set forth in Section 5.2.2 and, after escalation to the Executive Officers in accordance with Section 5.2.4, Abingworth continues in good faith to disagree with such decision. In the event that Abingworth terminates this Agreement pursuant to this Section 13.3.8, then CymaBay will pay to Abingworth (i) within sixty (60) days of the date of termination, an amount equal to one hundred percent (100%) of the Development Costs paid by

Abingworth as of the effective date of such termination and (ii), if CymaBay elects to continue Development of the Product and achieves the Success Payment Trigger following such termination, then CymaBay will remain obligated to pay to Abingworth any Success Payments that become due and payable pursuant to Article 6 at such time that such payments become due and payable (if ever) pursuant to Article 6, provided that such Success Payments will be adjusted as set forth in Section 6.2 and reduced by the amount previously paid to Abingworth as set forth in this Section 13.3.8.

13.4 Termination for Invalidity and Priority of Security Interest. Abingworth may terminate this Agreement if any provision related to the security interest granted or purported to be granted to Abingworth hereunder in any portion of the CymaBay Intellectual Property or in a material portion of the Collateral other than the CymaBay Intellectual Property shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or CymaBay or any of its Affiliates shall challenge the enforceability of any such provision or assert in writing, or engage in any action or inaction based on any such assertion, that any such provision has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or the security interest granted or purported to be granted to Abingworth hereunder in any portion of the CymaBay Intellectual Property or in a material portion of the Collateral other than the CymaBay Intellectual Property shall cease to be a valid and perfected first priority security interest to the extent required by this Agreement (subject to Permitted Liens solely to the extent such Permitted Liens have priority by law or statute and such other limitations on perfection and priority as set forth herein), in each case, other than due to a failure by Abingworth to take action to perfect such security interest or due to the release thereof in accordance with the terms hereof. In the event that Abingworth terminates this Agreement pursuant to this Section 13.4, then CymaBay will pay to Abingworth (i) within sixty (60) days of the date of termination, an amount equal to two hundred percent (200%) the Development Costs paid by Abingworth as of the date of such termination and (ii), if CymaBay elects to continue Development of the Product and achieves the Success Payment Trigger following such termination, then CymaBay will remain obligated to pay to Abingworth any Success Payments that become due and payable pursuant to Article 6 at such time that such payments become due and payable (if ever) pursuant to Article 6, provided that such Success Payments will be adjusted as set forth in Section 6.2 and reduced by the amount previously paid to Abingworth as set forth in this Section 13.4.

13.5 Release of Security Interest. Upon the earlier to occur of (i) any termination of this Agreement and payment by CymaBay of all amounts specified as being payable upon such termination in Section 13.3, excluding future Success Payment amounts (other than a termination pursuant to Sections 13.3.2, 13.3.4, 13.3.5, 13.3.7 and 13.3.8 in which case Abingworth’s security interest will not be released until the earlier of such time as conditions exist that would have permitted this Agreement to be terminated under Section 13.3.3 or Section 13.3.6 in the absence of such termination under Sections 13.3.2, 13.3.4, 13.3.5, 13.3.7, and 13.3.8, as applicable, or such time as CymaBay has made all Success Payments that become payable pursuant to Sections 13.3.2, 13.3.4, 13.3.5, 13.3.7 or 13.3.8, as applicable), and (ii) the date upon which Abingworth receives Success Payments that, in the aggregate, equal two hundred percent (200%) of the Development Costs paid by Abingworth hereunder, Abingworth will and hereby does release the security interest granted by CymaBay to Abingworth pursuant to Article 7 (and such security interest shall be automatically released). Abingworth agrees to sign such further releases and other documents and take such further actions, at the sole cost and expense of CymaBay, as may be necessary or desirable, in CymaBay’s reasonable judgment and at CymaBay’s request, to more fully give effect to such release. If Abingworth does not promptly take such further actions to evidence the release of the security interests, and such failure is not cured within [***] after notice of this failure from CymaBay, then CymaBay, in addition to any other rights or remedies it may seek, shall not be required to make any more Success Payments to Abingworth. Notwithstanding anything to the contrary herein, at any time after termination of this Agreement, CymaBay shall have the right, but not the obligation, to prepay any remaining Success Payments or other payments in an amount sufficient to cause the release of the security interests under this Section 13.5. Notwithstanding anything to the contrary herein, upon any Permitted Disposition, the Liens granted hereunder in the property thereby disposed will be deemed to be automatically released with no further action on the part of any Person.

13.6 Surviving Obligations.

13.6.1 Accrued Rights and Obligations. Expiration or termination of this Agreement for any reason will not release either Party from any obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination.

13.6.2 Surviving Obligations. The following provisions of this Agreement, together with any other provisions that expressly specify that they survive, will survive expiration or earlier termination of this Agreement: Article 1, Article 8, Article 9, Section 11.1, Section 11.2, Section 12.1, Section 12.2, Section 12.3, Section 13.5, this Section 13.6 and Article 14.

ARTICLE 14

MISCELLANEOUS

14.1 Relationship with Affiliates. Each Party will be responsible for any breach by its Affiliates of its obligations in connection with this Agreement, and each such Party will remain responsible for any responsibilities that it has delegated to an Affiliate as though such Party had performed (or failed to perform) such responsibilities itself.

14.2 Prior Agreements. The Parties hereby agree that the Confidentiality Agreement is hereby terminated and superseded by this Agreement and that all Information related to the Product(s) disclosed under or pursuant to the Confidentiality Agreement will constitute Confidential Information disclosed pursuant to this Agreement and will be subject to the terms of Article 9, with the confidentiality and non-use provisions of Article 9 applying retroactively to such Confidential Information from the date of disclosure.

14.3 Notices. Any notice or other communication required or permitted to be given by either Party under this Agreement will be in writing and will be effective when delivered if delivered by e-mail, hand, reputable courier service, or five (5) days after mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, addressed to the other Party at the following addresses or such other address as may be designated by notice pursuant to this Section 14.3; provided that delivery shall be deemed satisfied if such information is publicly available or otherwise available to Abingworth in its capacity as a member of the ERC:

14.3.1 If to CymaBay:

CymaBay Therapeutics, Inc.

7575 Gateway Blvd, Suite 110

Attn: Chief Executive Officer

Email: [***]

with a copy, which will not constitute notice, to:

CymaBay Therapeutics, Inc.

7575 Gateway Blvd, Suite 110

Attn: General Counsel

Email: [***]

and with a copy, which will not constitute notice, to:

Cooley LLP

101 California Street

5th Floor

San Francisco, CA 94111-5800

Attn: [***]

Email: [***]

14.3.2 If to Abingworth:

ABW Cyclops SPV LP c/o Abingworth LLP

38 Jermyn Street

London SW1Y 6DN

United Kingdom

Attn: General Counsel

Email: [***]

Telephone: [***]

with a copy (other than for information disclosures or related communications), which will not constitute notice, to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attn: [***]

Email: [***]

14.4 Force Majeure. Neither Party will be liable for any breach or delay in performance of any obligation under this Agreement to the extent caused by any of the following: military action or war (whether or not declared), terrorism, riot, fire, explosion, accident, flood, sabotage, changes in Applicable Laws, actions of Governmental Authorities, pandemics (other than the current COVID-19 pandemic or any government response thereto, which are expressly excluded from the definition of Force Majeure Event), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, or other natural disasters, weather conditions or any other event beyond the reasonable control of such Party (each, a “Force Majeure Event”). The Party invoking this Section 14.4 must provide prompt written notice and full particulars of such event to the other Party and will use diligent and commercially reasonable efforts to mitigate the effects of any such force majeure event on such Party’s compliance with and performance under this Agreement.

14.5 Use of Names. Except as required by Applicable Law, neither Party will use the other Party’s nor any of its Affiliates’ (including the limited partners of Abingworth’s or its Affiliates’, Representatives, partners, managers, directors, board members, members, officers, funds, employees or agents) names or trademarks in any promotional materials, advertising, marketing, endorsement, promotional or sales literature, publicity, public announcement or disclosure in any document employed to obtain funds or financing without the prior written consent of the other Party except as otherwise expressly permitted in this Agreement. Notwithstanding the foregoing, Abingworth may use the name, logos, and other insignia of CymaBay in any “tombstone” or other advertisements, in its publications, marketing or promotional materials to existing and prospective investors and otherwise on the website or in other marketing materials of Abingworth, as applicable, without CymaBay’s prior approval.

14.6 Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. CymaBay may not assign, delegate or otherwise transfer this Agreement or any of its interests, obligations or rights hereunder without the prior written consent of Abingworth, and any such purported assignment, delegation or transfer without such consent will be void ab initio and of no effect, provided that CymaBay may assign this Agreement to an Affiliate or to any Third Party that acquires all or substantially all of CymaBay’s business, whether by merger, sale of assets or otherwise, as long as such assignee agrees in a writing to be bound by all the provisions of this Agreement as if such assignee were CymaBay under this Agreement. CymaBay shall give notice to Abingworth of any assignment for which consent was not required by Abingworth promptly after the occurrence thereof, and CymaBay shall remain liable to Abingworth for its obligations to Abingworth hereunder (and Abingworth shall be entitled to seek recovery for any breach or default of an obligation hereunder from CymaBay or from such Affiliate assignee). Abingworth may assign any of its obligations and rights hereunder, in whole or in part, without restriction and without the consent of CymaBay; provided, that, any assignee’s entitlement to a Gross-Up Amount pursuant to Section 6.5.2 shall be subject to such assignee’s compliance with Section 6.5.3 (replacing “Abingworth” wherever it appears with such assignee and replacing “Effective Date” with the date that such assignee acquires an interest in its assignor’s rights hereunder).

14.7 Further Assurances. The Parties will execute such further reasonable documents and perform such further reasonable acts as may be necessary to comply with or more fully effectuate the terms of this Agreement.

14.8 Fees and Expenses. Each Party to this Agreement will bear its own costs and expenses, including attorneys’ fees and expenses, in connection with the closing of the transactions contemplated hereby; provided that CymaBay will reimburse Abingworth for up to [***] of legal fees and due diligence expenses incurred in connection with the negotiation this Agreement.

Following a breach or default hereunder by CymaBay, CymaBay shall reimburse Abingworth for its costs and expenses (including legal fees) incurred in collecting the CymaBay Obligations, enforcing the Abingworth Security Interests, or in connection with any bankruptcy or insolvency proceeding commenced by or against CymaBay. Following a breach hereunder by Abingworth, Abingworth shall reimburse CymaBay for its costs and expenses (including legal fees) incurred in pursuing any action based on the breach, or in connection with any bankruptcy or insolvency proceeding commenced by or against Abingworth.

14.9 Governing Law. The construction and validity of this Agreement and the provisions hereof, and the rights and obligations of the Parties hereunder, will be governed by the internal laws of the State of New York, and, to the extent applicable to Patents and Trademarks, the applicable federal laws of the U.S., in each instance without regard to conflict of laws principles.

14.10 Dispute Resolution. The Parties recognize that disputes as to certain matters relating to this Agreement may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes in an expedient manner by mutual cooperation and without resort to litigation. Accordingly, the Parties agree that any dispute, controversy or claim arising under, out of or in connection with this Agreement, including any subsequent amendments, or the validity, enforceability, construction, performance or breach hereof (and including the applicability of this Section 14.10 to any such dispute, controversy or claim) (each a “Dispute”) will be resolved as follows:

14.10.1 Either Party will have the right to refer such Dispute to the Executive Officers for attempted resolution by good faith negotiations for a period of thirty (30) days. Any final decision mutually agreed to by the Executive Officers in writing will be conclusive and binding on the Parties. With respect to any Dispute that remains unresolved after the expiration of thirty (30) days after a Dispute is notified to the Executive Officers, then such Dispute will be submitted to the AAA for final and binding arbitration pursuant to the arbitration clause set forth in Section 14.10.2. Notwithstanding the foregoing, no matters relating to breach or alleged breach of the ownership of intellectual property or rights in intellectual property or the validity or enforceability thereof will be resolved by arbitration, but rather will be determined by a U.S. federal court of appropriate jurisdiction. Notwithstanding anything in this Agreement to the contrary, either Party will be entitled to seek preliminary injunctive relief in any court of competent jurisdiction immediately if necessary to prevent irreparable harm to that Party.

14.10.2 Arbitration Process.

14.10.2.1 Either Party will have the right to initiate arbitration at any time after the expiration of thirty (30) days after a Dispute is notified to the Executive Officers. Any disputes concerning the propriety of the commencement of the arbitration will be finally settled by the arbitral tribunal.

14.10.2.2 Any Dispute including the determination of the scope or applicability of this agreement to arbitrate, will be determined by arbitration in New York in the English language. The arbitration will be administered by the AAA pursuant to its arbitration rules and procedures. References herein to any arbitration rules or procedures mean such rules or procedures as amended from time to time, including any successor rules or procedures, and references herein to the AAA include any successor thereto. The arbitration will be before a tribunal comprised of three (3) arbitrators. Each Party will select one arbitrator and within fifteen (15) days of the second arbitrator’s appointment, the two (2) Party appointed arbitrators will select the third, who will serve as the tribunal’s chair or president. All three (3) arbitrators will be professionals with substantial experience in development and Commercialization of biopharmaceutical products. An arbitrator will be deemed to meet these qualifications unless a Party objects within fifteen (15) after the arbitrator is appointed. This arbitration provision, and the arbitration itself, will be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et. seq.

14.10.2.3 Consistent with the expedited nature of arbitration, each Party will, upon the written request of the other Party, promptly provide the other with copies of documents on which the producing Party may rely in support of or in opposition to any claim or defense. At the request of a Party, the arbitrators will have the discretion to order examination by deposition of witnesses to the extent the arbitrator deems such additional discovery relevant and appropriate. Depositions will be limited to a maximum of five (5) per Party and will be held within forty-five (45) days after the grant of a request. Additional depositions may be scheduled only with the permission of the arbitrators, and for good cause shown. Each deposition will be limited to a maximum of one (1) day’s duration. All objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information. The Parties will not utilize any other discovery mechanisms, including international processes and U.S. federal statutes, to obtain additional evidence for use in the arbitration. Any Dispute regarding discovery, or the relevance or scope thereof, will be determined by the arbitrators, which determination will be conclusive. All discovery will be completed within sixty (60) days following the appointment of the arbitrators. All costs or fees relating to the retrieval, review and production of electronic discovery will be paid by the Party requesting such discovery.

14.10.2.4 The arbitrators will have no authority to award punitive or other damages not measured by the prevailing Party’s actual damages, except as may be required by statute. Each Party expressly waives and foregoes any right to consequential, punitive, special, exemplary or similar damages or lost profits. The arbitrators will have no power or authority to relieve the Parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement. The cost of the arbitration, including the fees of the arbitrators and reasonable attorney’s fees of the prevailing Party, will be borne by the Party the arbitrator determines has not prevailed in the arbitration.

14.10.2.5 If an arbitral award does not impose an injunction on the losing Party or contain a money damages award in excess of five million dollars USD ($5,000,000), then the arbitral award will be final and binding and will only be subject to such challenges as would otherwise be permissible under the Federal Arbitration Act, 9 U.S.C. § 1 et. seq. Judgment on such an award may be entered in any court of competent jurisdiction and the Parties undertake to carry out the award without delay. In the event that an arbitral award imposes an injunction or contains a monetary award in excess of five million dollars USD ($5,000,000), the Parties agree that such award may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (the “Appellate Rules”) and should not be considered to be final and binding until after the time for filing the notice of appeal under the Appellate Rules has expired. Appeals must be initiated within thirty (30) days of receipt of the award, as defined by the Appellate Rules, by filing a Notice of Appeal within any AAA office. Following the appeal process, the decision rendered by the appeal tribunal will be final and binding and judgment on that award may be entered in any court of competent jurisdiction and the Parties undertake to carry out the award without delay.

14.10.2.6 Except as may be required by law, or to protect or pursue a legal right to enforce or challenge an award in legal proceedings, where needed for the preparation or presentation of a claim or defense in this arbitration, or by order of the arbitral tribunal upon application of a Party, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.

14.11 Limitation of Liability. TO THE MAXIMUM EXTENT PERMITTED BY LAW AND NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCTS LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE. THE PARTIES AGREE THAT THE LIMITATIONS SPECIFIED IN THIS SECTION 14.11 WILL APPLY EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE. FOR THE AVOIDANCE OF DOUBT, THIS SECTION 14.11 WILL NOT LIMIT (A) CYMABAY’S OBLIGATION TO PAY ABINGWORTH THE AMOUNTS SET FORTH IN ARTICLE 6 OR SECTION 13.3, OR (B) A PARTY’S LIABILITY RESULTING FROM SUCH PARTY’S (I) GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT, (II) BREACH OF ARTICLE 9, OR (III) INDEMNIFICATION OBLIGATION PURSUANT TO SECTION 11.1.

14.12 Cumulative Remedies. Unless expressly set forth in this Agreement, all rights and remedies of the Parties, including all rights to payment, rights of termination, rights to injunctive relief, and other rights provided under this Agreement, will be cumulative and in addition to all other remedies provided for in this Agreement, in law, and in equity.

14.13 Relationship of the Parties; Independent Contractors. Nothing contained herein will be deemed to create a partnership, joint venture, or similar relationship between the Parties, including for tax purposes. Neither Party is the agent, employee, joint venturer, partner, franchisee, or representative of the other Party. Each Party specifically acknowledges that it does not have the authority to, and will not, incur any obligations or responsibilities on behalf of the other Party. Notwithstanding anything to the contrary in this Agreement, each Party (and its officers, directors, agents, employees, and members) will not hold themselves out as employees, agents, representatives, or franchisees of the other Party or enter into any agreements on such Party’s behalf.

14.14 No Third Party Beneficiaries. This Agreement and the provisions herein are for the benefit of the Parties only, and are not intended to confer any rights or benefits to any Third Party.

14.15 Rights Reserved. No license or any other right is granted to either Party, by implication or otherwise, except as specifically set forth in this Agreement. All rights not exclusively granted to Abingworth are reserved to CymaBay and its Affiliates. Notwithstanding any other provision of this Agreement to the contrary, and for clarity, no Intellectual Property or other proprietary rights Controlled by CymaBay or its Affiliates will be assigned or licensed to Abingworth in connection with this Agreement.

14.16 Amendments; No Waiver. Unless otherwise specified herein, no amendment, supplement, or modification of this Agreement will be binding on either Party unless it is in writing and signed by both Parties. No delay or failure on the part of a Party in the exercise of any right under this Agreement or available at law or equity will be construed as a waiver of such right, nor will any single or partial exercise thereof preclude any other exercise thereof. All waivers must be in writing and signed by the Party against whom the waiver is to be effective. Any such waiver will constitute a waiver only with respect to the specific matter described in such writing and will in no way impair the rights of the Party granting such waiver in any other respect or at any other time.

14.17 Severability. If any provision (or portion thereof) of this Agreement is determined by a court or arbitration to be unenforceable as drafted by virtue of the scope, duration, extent, or character of any obligation contained herein, it is the Parties’ intention that such provision (or portion thereof) will be construed in a manner designed to effectuate the purposes of such provision to the maximum extent enforceable under such Applicable Law. The Parties will enter into whatever amendment to this Agreement as may be necessary to effectuate such purposes.

14.18 Entire Agreement. This Agreement, including all Exhibits hereto and the Transaction Agreements, contains the entire understanding of the Parties and supersedes, revokes, terminates, and cancels any and all other arrangements, understandings, agreements, term sheets, or representations and warranties, whether oral or written, between the Parties relating to the subject matter of this Agreement.

14.19 Counterparts. This Agreement will be executed in two (2) counterparts, one (1) for either Party, which, taken together, will constitute one and the same agreement. This Agreement will not be binding on the Parties or otherwise effective unless and until executed by both Parties.

14.20 Construction. This Agreement has been negotiated by the Parties and their respective counsel. This Agreement will not be construed in favor of or against either Party by reason of the authorship of any provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the Effective Date.

CYMABAY THERAPEUTICS, INC.

By:	/s/ Sujal Shah
Name: Sujal Shah
Title: Chief Executive Officer

Date:	July 30, 2021

SIGNATURE PAGE TO THE DEVELOPMENT FINANCING AGREEMENT

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the Effective Date.

ABW CYCLOPS SPV LP

By: ABW Cyclops SPV LLC, its General Partner

By:	/s/ John Heard
Name: John Heard
Title: Authorized Signatory

Date:	July 30, 2021

SIGNATURE PAGE TO THE DEVELOPMENT FINANCING AGREEMENT

EXHIBIT LIST

Exhibit A	The Product

Exhibit B	Current Approved CROs

Exhibit C	Current Approved Vendors

Exhibit D	Development Plans

Exhibit E	Executive Officers

Exhibit F	Timeline

Exhibit G	Form of Deposit Account Control Agreement

Exhibit H	Statistical Analysis Plan

Exhibit I	Form of Note

Schedule 1.1.111	Permitted Indebtedness

Schedule 1.1.112	Permitted Liens

Schedule 1.1.124	Permitted Investments

Schedule 2.2.1	RESPONSE Protocol

Schedule 7.3.2.2	Encumbrances

Schedule 12.2.9	Product Patents

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